UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Associated Banc-Corp

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SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

March 23, 2009

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp scheduled for 11:00 a.m. (CDT) on Wednesday, April 22, 2009, at the Meyer Theatre, 117 S. Washington Street, Green Bay, Wisconsin. We will again present an economic/investment update beginning at 10:00 a.m. Associated’s Wealth Management professionals will provide an update on the equity market and interest rate environment as they affect us as investors.

The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting and Proxy Statement.

Your Board of Directors and management look forward to personally greeting those shareholders who are able to attend.

Please be sure to sign and return the enclosed proxy card whether or not you plan to attend the meeting so that your shares will be voted. In the alternative, you may vote your shares via the Internet or by using the telephone. Instructions are included with the proxy card. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously have returned your proxy card or voted on the Internet or by telephone. The Board of Directors joins us in hoping that you will attend.

For your convenience, we are providing space on the proxy card for any questions or comments you may have that you wish to have addressed either personally or at the Annual Meeting. We always appreciate your input and interest in Associated Banc-Corp. If you prefer, you may e-mail comments or questions to shareholders@associatedbank.com.

Sincerely,

Paul S. Beideman
Chairman and CEO

1200 Hansen Road
Green Bay, Wisconsin 54304

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 22, 2009

Holders of Common Stock of Associated Banc-Corp:

The Annual Meeting of Shareholders of Associated Banc-Corp will be held at the Meyer Theatre, 117 S. Washington Street, Green Bay, Wisconsin, on Wednesday, April 22, 2009, at 11:00 a.m. (CDT) for the purpose of considering and voting on:

1.	The election of twelve directors. The Board of Directors’ nominees are named in the accompanying Proxy Statement.

2.	The approval of an advisory (non-binding) proposal on executive compensation.

3.	The ratification of the selection of KPMG LLP as the independent registered public accounting firm for Associated Banc-Corp for the year ending December 31, 2009.

4.	Such other business as may properly come before the meeting and all adjournments thereof.

The Board of Directors has fixed February 26, 2009, as the record date for determining the shareholders of Associated Banc-Corp entitled to notice of and to vote at the meeting, and only holders of Common Stock of Associated Banc-Corp of record at the close of business on such date will be entitled to notice of and to vote at such meeting and all adjournments.

Brian R. Bodager
Executive Vice President
Chief Administrative Officer
General Counsel & Corporate Secretary

Green Bay, Wisconsin
March 23, 2009
YOUR VOTE IS IMPORTANT.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 22, 2009.

The proxy statement and annual report are available online at www.proxydocs.com/ASBC

YOU CAN ALSO VOTE BY TELEPHONE AT 1-800-690-6903.

IF YOU DO NOT VOTE BY USING THE INTERNET OR THE TELEPHONE, YOU ARE URGED TO DATE, SIGN, AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY OR YOUR PROMPT VOTE BY USING THE INTERNET OR THE TELEPHONE, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID ASSOCIATED BANC-CORP IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

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1200 Hansen Road
Green Bay, Wisconsin 54304

PROXY STATEMENT
ANNUAL MEETING — APRIL 22, 2009

Information Regarding Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Associated Banc-Corp, hereinafter called “Associated,” to be voted at the Annual Meeting of Shareholders on Wednesday, April 22, 2009, and at any and all adjournments thereof.

Solicitation of proxies by mail is expected to commence on March 23, 2009, and the cost thereof will be borne by Associated. In addition to such solicitation by mail, some of the directors, officers, and regular employees of Associated may, without extra compensation, solicit proxies by telephone or personal interview. Arrangements will be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy materials to their principals, and they will be reimbursed by Associated for postage and clerical expenses.

VOTE BY INTERNET — www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. If you vote by Internet, please do not mail your Proxy Card.

VOTE BY TELEPHONE — 1-800-690-6903.   Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. If you vote by telephone, please do not mail your Proxy Card.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by two judges of election who are senior officers of Associated and who will determine whether or not a quorum is present. The presence, in person or by proxy, of the majority of the outstanding shares entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. The judges of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter but will be considered as present and entitled to vote for purposes of determining the presence of a quorum for the meeting.

Shareholders are urged to sign, date, and return the enclosed proxy card as promptly as possible in the envelope enclosed for that purpose. Shareholders of record can also give proxies using the Internet. The Internet voting procedures are designed to authenticate Associated’s shareholders’ identities, to allow Associated’s shareholders to give their voting instructions, and to confirm that Associated’s shareholders’ instructions have been recorded properly. Shareholders who wish to vote over the Internet should be aware that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

Any Associated shareholder of record desiring to vote over the Internet will be required to enter the unique control number imprinted on such holder’s Associated proxy card and, therefore, should have their Associated proxy card in hand when initiating the session. To vote over the Internet, log on to the website www.proxyvote.com, and follow the simple instructions provided. Instructions are also included on the proxy card.

Proxies may be revoked at any time prior to the exercise thereof by filing with the Corporate Secretary of Associated a written revocation or a duly executed proxy bearing a later date. Such proxies may not be revoked via the Internet. Shares as to which proxies have been executed will be voted as specified in the proxies. If no specification is made, the shares will be voted “FOR” the election of the Board’s nominees as directors, “FOR” the approval of an advisory (non-binding) proposal on executive compensation and “FOR” the ratification of selection of KPMG LLP as Associated’s independent registered public accounting firm.

The Corporate Secretary of Associated is Brian R. Bodager, 1200 Hansen Road, Green Bay, Wisconsin 54304.

Record Date and Voting Securities

The Board has fixed the close of business on February 26, 2009, as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The securities of Associated entitled to be voted at the meeting consist of shares of its common stock, $0.01 par value (“Common Stock”), of which 127,860,085 shares were issued and outstanding at the close of business on the Record Date. Only shareholders of record at the close of business on the Record Date will be entitled to receive notice of and to vote at the meeting.

Each share of Common Stock is entitled to one vote on each matter. No other class of securities will be entitled to vote at the meeting. There are no cumulative voting rights.

Corporate Report and Form 10-K Annual Report

The 2008 Corporate Report of Associated and the 2008 Form 10-K Annual Report have been mailed concurrently with this Proxy Statement to shareholders of record. The 2008 Corporate Report and the 2008 Form 10-K Annual Report do not constitute a part of the proxy material.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board has the responsibility for establishing broad corporate policies and for the overall performance of Associated, although it is not involved in day-to-day operating details. Members of the Board are kept informed of Associated’s business by various reports and documents sent to them on a regular basis, including operating and financial reports made at Board and committee meetings by officers of Associated.

Pursuant to the Articles of Incorporation of Associated in effect prior to April 2006, the Board was classified into three classes, as nearly equal in size as possible, with each class of directors serving staggered three-year terms, designated as Class A, Class B, and Class C. Shareholders approved a proposal to eliminate the classification of directors at the April 2006 shareholder meeting. The proposal provided for current directors to complete the term to which they were elected and, thereafter, stand for re-election annually following the expiration of their term. Beginning in April 2009, all our directors will be elected annually for one-year terms that expire at the following annual meeting. Messrs. Beideman, Harder, Hutchinson, Lommen, Meng, Quick, Santiago, and Seramur, and Mses. Beckwith, Binder, Crowley and Kamerick are nominated for election at the Annual Meeting to serve as directors for a one-year term to expire in April 2010. Robert C. Gallagher will be retiring from the Board of Directors effective as of the 2009 Annual Meeting.

Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated to serve as directors. The twelve nominees receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Associated’s Corporate Governance Guidelines set forth procedures if a nominee is elected but receives a majority of “withheld” votes. In an uncontested election, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee is required to make a recommendation to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision and decision-making process.

The nominees have consented to serve, if elected, and as of the date of this Proxy Statement, Associated has no reason to believe that any of the nominees will be unable to serve. Correspondence may be directed to nominees at Associated’s executive offices. Unless otherwise directed, the persons named as proxies intend to vote in favor of the election of the nominees.

The information presented below is as of March 23, 2009.

Nominees for Election to our Board

Paul S. Beideman has been Chairman of the Board and Chief Executive Officer (“CEO”) of Associated since January 2007. He served as President and CEO of Associated since April 2003. He has served on the Board since July 2003. From 1989 to 2003, he served in various management positions with Mellon Financial Corporation, and in particular, from 1999 to 2003, he was chairman of its Mid-Atlantic Region, and from 1994 to 2002, he was the Executive Vice President, Retail Financial Services. He has been Chairman, CEO and a director of Associated Bank, National Association, a subsidiary of Associated, since July 2003. Age: 59.

Lisa B. Binder has been President and Chief Operating Officer (“COO”) of Associated since January 2007 and has been a director of Associated since October 2008. Prior to joining Associated, Ms. Binder held the position of Group Executive Vice President of Citizens Financial Group, Inc., a $164 billion commercial bank holding company wholly owned by The Royal Bank of Scotland Group plc., from December 2001 to October 2006. She served as director of retail and business banking for Citizens Mid-Atlantic and Midwest Regions. Prior to that time, she held various executive positions at Mellon Financial. She has been a director of Associated Bank, National Association, since January 2007. Age: 52.

Karen T. Beckwith has been a director of Associated since April 2004. She was President and CEO of Gelco Information Network, a privately held provider of transaction and information processing systems to corporations and government agencies, based in Eden Prairie, Minnesota, until its sale to Concur Technologies in October 2007. She joined Gelco in 1999 as the CFO of Gelco Information Network; she then served as Chief Operating Officer of the company’s Trade Management Group, a division of Gelco Information Network, and was named its President and CEO in 2001. Before joining Gelco, she was with Ceridian Corp. for four years, most recently as Senior Vice President for business development and integration with Ceridian Employer Services. Age: 49.

Ruth M. Crowley has been a director of Associated since February 2004. She is currently engaged in multiple retail and merchandising consulting projects in her own consulting practice. She was the President of Motorsports Authentics, a merchandise licensee and retailer for NASCAR drivers and teams from March 2006 to September 2007, and was Vice President, General Merchandise, of Harley-Davidson, Inc. from 2000 to February 2006. From 1998 to 2000, she was Senior Vice President — Retail and Recreation Group, of Universal Studios in California, and has held management positions in many sectors of the retail industry since 1985. Age: 49.

Ronald R. Harder has been a director of Associated since July 1991. He is presently retired. He served as the CEO of Jewelers Mutual Insurance Company, Neenah, Wisconsin, from 2005 to 2007, and the President and CEO from 1982 until 2005, and was an officer since 1973. Jewelers Mutual Insurance

Company is a mutual insurance company providing insurance coverage nationwide for jewelers in retail, wholesale, and manufacturing, as well as personal jewelry insurance coverage for individuals. Age: 65.

William R. Hutchinson has been a director of Associated since April 1994. He has served as President of W. R. Hutchinson & Associates, Inc., an energy industry consulting company, since April 2001. Previously, he was Group Vice President, Mergers & Acquisitions, of BP Amoco p.l.c. from January 1999 to April 2001 and has held the positions of Vice President, Financial Operations, Treasurer, Controller, and Vice President — Mergers, Acquisitions & Negotiations of Amoco Corporation, Chicago, Illinois, from 1981 through January 1999. He was a director of Associated Bank Chicago, a former wholly owned subsidiary of Associated, from 1981 to June 2005. Mr. Hutchinson also serves as an independent director of 22 open- and closed-end funds in the Legg Mason Inc. Fund Complex. Age: 66.

Eileen A. Kamerick has been a director of Associated since March 2007. Since August 2008, she has served as Senior Vice President, Chief Financial Officer and Chief Legal Officer of Tecta America Corporation, the largest commercial roofing company in the United States, with particular expertise in solar installations and greenroofs. Prior to joining Tecta America Corporation, she served as Executive Vice President and Chief Financial Officer of BearingPoint, Inc., a management and technology consulting firm from May 2008 to June 2008. On February 18, 2009, BearingPoint, Inc. filed for bankruptcy protection under Chapter 11 of the United Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Prior to joining BearingPoint, Inc., she served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Heidrick & Struggles International, Inc., an international executive search and leadership consulting firm, from June 2004 to May 2008. Prior to joining Heidrick & Struggles, she served as Executive Vice President and CFO of Bcom3 Group, Inc., parent company of Leo Burnett and Starcom Media from August 2001 to January 2003, when Bcom3 was acquired by Publicis Group. From January 2003 to May 2004, Ms. Kamerick was employed by a successor corporation formed to market securities received in the sale of Bcom3 Group and by an affiliate of Bcom3. She serves on the boards of directors of Westell Technologies, Inc. and Bostwick Laboratory, Inc. Age: 50.

Richard T. Lommen has been a director of Associated since October 2004. He has served as Chairman of the Board of Courtesy Corporation, a McDonald’s franchisee, located in La Crosse, Wisconsin, since 2006, and prior to that, as President of Courtesy Corporation from 1968 to 2006. Mr. Lommen served as Vice Chairman of the Board of First Federal Capital Corp, which was acquired by Associated in October 2004, since April 2002. Age: 64.

John C. Meng has been a director of Associated since January 1991. He has served as Chairman of the Board of Schreiber Foods, Inc., Green Bay, Wisconsin, from October 1999 to November 2007. Schreiber Foods, Inc. markets cheese products to the food service industry and national retailers. He has served as a director of Schreiber Foods, Inc. since 1978 and as an officer since 1974, including Chairman, President, and CEO from May 1999 to October 1999, President and CEO from December 1989 to May 1999, and President and Chief Operating Officer from 1985 to 1989. Mr. Meng serves as a director of Schreiber Foods, Inc. and as a director of Integrys Energy Group, Inc. Age: 64.

J. Douglas Quick has been a director of Associated since July 1991. He has served as Chairman of Lakeside Foods, Inc., Manitowoc, Wisconsin, since July 2008, and prior to that time served as Chairman and CEO of Lakeside Foods, Inc., Manitowoc, Wisconsin, from July 2007 to June 2008 and President and CEO of Lakeside Foods, Inc., Manitowoc, Wisconsin, from 1986 to June 2007. Lakeside Foods, Inc. is a food processor of a diverse line of food products sold throughout the United States and the world. Age: 62.

Carlos E. Santiago has been a director of Associated since March 2007. He is the seventh Chancellor of the University of Wisconsin Milwaukee. Chancellor Santiago holds the academic rank of Professor of Economics at the University. He formerly held the position of Provost and Vice President of Academic Affairs at the University of Albany, State University of New York and functioned as the Chief Operating Officer of the campus. He is the founding co-editor of the Latino Research Review and has served as a member of the U.S. Congressional Hispanic Caucus International Relations Advisory Group and as a member of the Board of Consulting Economists for Hispanic Business Magazine. Age: 56.

John C. Seramur has been a director of Associated since October 1997. He is presently retired. He was President, CEO, and Chief Operating Officer of First Financial Corporation, a thrift holding company that merged with Associated in 1997, and its subsidiary, First Financial Bank, from 1966 to 1998. Mr. Seramur also serves as a director of Associated Trust Company, National Association, a wholly owned subsidiary of Associated. Age: 66.

Recommendation of the Board of Directors

The Board recommends that shareholders vote FOR the election of Mses. Beckwith, Binder, Crowley and Kamerick and Messrs. Beideman, Harder, Hutchinson, Lommen, Meng, Quick, Santiago and Seramur to the Board of Directors.

Affirmative Determinations Regarding Director Independence

Associated’s Board has considered the independence of the nominees for election at the Annual Meeting and the continuing directors under the corporate governance rules of the Nasdaq Stock Market LLC (“NASDAQ”). The Board has determined that all of the nominees and continuing directors are independent under the NASDAQ corporate governance rules, except for Mr. Beideman, Chairman and CEO of Associated, and Ms. Binder, President and COO of Associated. Mr. Beideman and Ms. Binder are not independent because of their service as executive officers of Associated and not due to any other transactions or relationships.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Board Committees and Meeting Attendance

The Board held eight meetings during 2008. All of the current directors who served on the Board during 2008 attended at least 89% of the total number of meetings of the Board and its committees of which they were members. The Board convened an executive session of its independent directors at four of its regular board meetings held in 2008. The Board has adopted Corporate Governance Guidelines, including a Code of Ethics for Directors and Executive Officers, which can be found on Associated’s website at www.associatedbank.com, “About Us,” “Investor Relations,” “Corporate Governance.” We will describe on our website amendments to or waivers from our Code of Ethics in accordance with all applicable laws and regulations. Associated’s executive officers, as employees of Associated, are also subject to the Associate Code of Conduct.

The Audit Committee of the Board of Directors (the “Audit Committee”), composed of Mses. Beckwith and Kamerick and Messrs. Harder (Chairman) and Hutchinson, all of whom are outside directors who meet the independence requirements set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NASDAQ corporate governance rules, held 13 meetings during 2008. The Audit Committee reviews the adequacy of internal accounting controls, reviews with the independent registered public accounting firm its plan and results of the audit engagement, reviews the scope and results of procedures for internal auditing, reviews and approves the general nature of audit services by the independent registered public accounting firm, and reviews quarterly and annual financial statements issued by Associated. The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, subject to ratification by the shareholders at the Annual Meeting. Both the internal auditors and the independent registered accounting firm meet periodically with the Audit Committee and have free access to the Audit Committee at any time. The Charter of the Audit Committee can be found on Associated’s website at www.associatedbank.com, “About Us,” “Investor Relations,” “Corporate Governance.”

The Compensation and Benefits Committee of the Board of Directors (the “Compensation and Benefits Committee”), composed of Ms. Crowley and Messrs. Meng (Chairman) and Seramur, all of whom are outside directors who meet the independence requirements set forth in the Exchange Act and NASDAQ corporate governance rules, held seven meetings in 2008. The Compensation and Benefits Committee’s functions include, among other duties directed by the Board, administration of Associated’s executive compensation and employee benefit programs. The Charter of the Compensation and Benefits Committee can be found on Associated’s website at www.associatedbank.com, “About Us,” “Investor Relations,” “Corporate Governance.”

The Corporate Governance Committee of the Board of Directors (the “Corporate Governance Committee”), composed of Messrs. Gallagher, Lommen, Quick (Chairman), and Santiago, all of whom are outside directors who meet the independence requirements set forth in the Exchange Act and NASDAQ corporate governance rules, held four meetings in 2008. Mr. Gallagher will not be standing for re-election to the Board of Directors at the 2009 Annual Meeting. The Corporate Governance Committee’s functions include corporate governance oversight, review and recommendation for Board approval of Board and committee charters and the Code of Ethics for Directors and Executive Officers. The Corporate Governance Committee also reviews the structure and composition of the Board, considers qualification requirements for continued Board service, and recruits new director candidates. The Charter of the Corporate Governance Committee can be found on Associated’s website at www.associatedbank.com, “About Us,” “Investor Relations,” “Corporate Governance.”

The Corporate Development Committee of the Board of Directors (the “Corporate Development Committee”), composed of Messrs. Beideman (Chairman), Gallagher, Hutchinson, and Seramur, three of whom (Messrs. Gallagher, Hutchinson, and Seramur) are outside directors who meet the independence requirements set forth in the Exchange Act and NASDAQ corporate governance rules, held no meetings in 2008. Mr. Gallagher will not be standing for re-election to the Board of Directors at the 2009 Annual Meeting. The Corporate Development Committee’s functions include, among other duties directed by the Board, reviewing and recommending to the Board proposals for acquisition or expansion activities. The charter of the Corporate Development Committee can be found on Associated’s website at www.associatedbank.com, “About Us,” “Investor Relations,” “Corporate Governance.”

It is Associated’s policy that all of Associated’s directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting except in cases of extraordinary circumstances. All of the nominees for election at the 2008 Annual Meeting of Shareholders were in attendance. All of the other directors attended the 2008 Annual Meeting of Shareholders, except for Mr. Meng, who was unable to attend.

Director Nominee Recommendations

The Corporate Governance Committee will consider any nominee recommended by a shareholder in accordance with this section under the same criteria as any other potential nominee. The Corporate Governance Committee believes that a nominee recommended for a position on the Board must have an appropriate mix of director characteristics, experience, diverse perspectives, and skills. Qualifications for nomination as a director can be found in the Corporate Governance Committee Charter. At a minimum, the core competencies should include accounting or finance experience, market familiarity, business or management experience, industry knowledge, customer-base experience or perspective, crisis response, leadership, and/or strategic planning.

A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board must send a written notice by mail, c/o Corporate Secretary, Associated Banc-Corp, 1200 Hansen Road, Green Bay, Wisconsin 54304, that sets forth (i) the name, age, address (business and residence) and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (ii) the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Exchange Act) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by each such proposed nominee; (iii) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to Section 14(a) of the Exchange Act; and (iv) the name and address (business and residential) of the shareholder making the recommendation and the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Exchange Act) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by the shareholder making the recommendation. Associated may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of Associated.

Communications Between Shareholders and the Board of Directors

Associated’s Board provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any one or more of the individual directors by mail, c/o Corporate Secretary, Associated Banc-Corp, 1200 Hansen Road, Green Bay, Wisconsin 54304, or by e-mail to shareholders@associatedbank.com. All communications will be compiled by Associated’s Corporate Secretary and submitted to the Board or the individual directors on a regular basis unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Associated or Associated’s business, or communications that relate to improper or irrelevant topics.

Compensation and Benefits Committee Interlocks and Insider Participation

During 2008, a partnership in which Mr. Seramur has an interest had loans with Associated’s subsidiary bank. See “Related Person Transactions” below. There are no other interlocking relationships as defined by the rules adopted by the Securities and Exchange Commission, and no Associated officer or employee is a member of the Compensation and Benefits Committee.

INFORMATION ABOUT THE EXECUTIVE OFFICERS

The following is a list of names and ages of executive officers of Associated indicating all positions and offices held by each such person and each such person’s principal occupation(s) or employment during the past five years. Officers are appointed annually by the Board of Directors at the meeting of directors immediately following the annual meeting of shareholders. There are no family relationships among these officers nor any arrangement or understanding between any officer and any other person pursuant to which the officer was selected. No person other than those listed below has been chosen to become an executive officer of Associated.

Paul S. Beideman serves as Chairman and CEO and as a director of Associated. He also serves as the Chairman and CEO of Associated Bank, National Association (a subsidiary of Associated). He served as President and CEO from April 2003 to January 2007. From 1999 to April 2003, he served as Chairman of Mellon Financial Corporation’s Mid-Atlantic Region and from 1994 to 2002 also served as their Executive Vice President, Retail Financial Services. He was first elected an executive officer of Associated on April 23, 2003. Age: 59.

Lisa B. Binder serves as President and COO of Associated and has been a director of Associated since October 2008. She also serves as a director of Associated Bank, National Association. Prior to joining Associated, Ms. Binder held the position of Group Executive Vice President of Citizens Financial Group, Inc., a $164 billion commercial bank holding company wholly owned by The Royal Bank of Scotland Group plc., from December 2001 to October 2006. She served as director of retail and business banking for Citizens Mid-Atlantic and Midwest Regions. Prior to that time, she held various executive positions at Mellon Financial. She was first elected an executive officer of Associated on January 29, 2007. Age: 52.

David A. Baumgarten serves as Executive Vice President, Regional Banking, of Associated and Associated Bank, National Association. He also serves as a director of Associated Bank, National Association, and a director of Associated Financial Group, LLC (a subsidiary of Associated Bank, National Association). He has served as Regional President of the Bank’s Southeast region from May 2001 to the present. He was first elected an executive officer of Associated on December 15, 2005. Age: 58.

Brian R. Bodager serves as Executive Vice President, Chief Administrative Officer, General Counsel, and Corporate Secretary of Associated and Associated Bank, National Association. He serves as a director of Associated Bank, National Association, and Executive Vice President, Secretary, and director of Associated Trust Company, National Association (wholly owned subsidiaries of Associated). He is also a director of the following subsidiaries and affiliates of Associated: Associated Financial Group, LLC, Associated Investment Services, Inc., Associated Wisconsin Investment Corp., Associated Minnesota Investment Corp., Associated Illinois Investment Corp., Associated Wisconsin Real Estate Corp., Associated Minnesota Real Estate Corp., Associated Illinois Real Estate Corp., Employer’s Advisory Association, Inc., Financial Resource Management Group, Inc., First Enterprises, Inc., First Reinsurance, Inc., Banc Life Insurance Corporation, Associated Mortgage Reinsurance, Inc., Associated Risk Group, LLC, Associated Banc-Corp Founders Scholarship Fund, and Associated Banc-Corp Foundation. He was first elected an executive officer of Associated on July 22, 1992. Age: 53.

Judith M. Docter serves as Executive Vice President, Director, Human Resources, of Associated and Associated Bank, National Association. She is a director of Associated Bank, National Association and Associated Financial Group, LLC. She was Senior Vice President, Director of Organizational Development, for Associated from May 2002 to November 2005. From March 1992 to May 2002, she served as Director of Human Resources for Associated Bank, National Association, Fox Valley Region and Wealth Management. She was first elected an executive officer of Associated on November 10, 2005. Age: 48.

Scott S. Hickey serves as Executive Vice President, Chief Credit Officer of Associated and Associated Bank, National Association. From August 1985 to October 2008, he was Executive Vice President and Chief Approval Officer of U.S. Bank, N.A. He is a director of Associated Bank, National Association. He was first elected an executive officer of Associated on October 23, 2008. Age: 53.

Arthur E. Olsen, III serves as Executive Vice President, General Auditor, of Associated. He was first elected an executive officer of Associated on July 28, 1993. Age: 57.

Nick Papachristou serves as Executive Vice President, Marketing of Associated and Associated Bank, National Association. He is a director of Associated Bank, National Association. Prior to joining Associated, Mr. Papachristou was the Senior Business Leader at MasterCard Worldwide from January 2005 to July 2007. He was a Senior Vice President, Group Product Manager at Citizens Financial Group from March 2001 to December 2004. Mr. Papachristou joined Associated in July 2007 as a Senior Vice President and Director of Corporate Marketing and Product Management. In January 2008, he assumed the Chief Marketing Officer role. He was first elected an executive officer of Associated on January 29, 2008. Age: 48.

Mark D. Quinlan serves as Executive Vice President and Chief Information Officer, Director of Operations and Technology, of Associated and Associated Bank, National Association. He is a director of Associated Bank, National Association. From November 2004 to November 2005, Mr. Quinlan served as a consultant to Sky Financial Group, an Ohio bank holding company, as the interim Chief Technology Officer. He was Chief Information Officer for Charter One Bank, N.A., from September 2003 to September 2004. He was first elected an executive officer of Associated on November 10, 2005. Age: 48.

Douglas M. Schosser serves as Executive Vice President, Line of Business Group — Chief Financial Officer, of Associated and Associated Bank, National Association. He is a director of Associated Bank, National Association. From July 2001 to January 2008, Mr. Schosser was a Chief Financial Officer in several operating units of KeyCorp including the PrivateBank, McDonald Financial Group and

KeyBank’s Northeast Region. He joined Associated and was first elected an executive officer on January 28, 2008. Age: 38.

Joseph B. Selner serves as Executive Vice President, Chief Financial Officer (“CFO”), of Associated and Associated Bank, National Association. He is a director of Associated Bank, National Association, Associated Trust Company, National Association, Associated Investment Services, Inc., ASBC Investment Corp., Associated Wisconsin Real Estate Corp., Associated Minnesota Real Estate Corp., Associated Illinois Real Estate Corp., First Enterprises, Inc., First Reinsurance, Inc., Banc Life Insurance Corporation, Associated Banc-Corp Founders Scholarship Fund, and Associated Banc-Corp Foundation. He was first elected an executive officer of Associated on January 25, 1978. Age: 62.

David L. Stein serves as Executive Vice President, Director of Retail Banking. He is a director of Associated Bank, National Association and Riverside Finance, Inc. He was the President of the South Central Region of Associated Bank, National Association, since January 2005. He held various positions with J.P. Morgan Chase & Co., and one of its predecessors, Bank One Corp, from August 1989 until joining Associated in January 2005. He was first elected an executive officer of Associated on June 19, 2007. Age: 45.

STOCK OWNERSHIP

Security Ownership of Beneficial Owners

As of February 26, 2009, Associated Trust Company, National Association, a wholly owned subsidiary of Associated, was, in a fiduciary capacity, the beneficial owner of 6,555,339 shares of Common Stock, constituting 5.13% of Associated’s outstanding shares entitled to vote. Such ownership is in the capacity of fiduciary with voting and/or investment power. As a result, Associated may be deemed to indirectly beneficially own such shares. As of December 31, 2008, Barclays Global Investors, NA, Barclays Global Fund Advisors, and Barclays Global Investors, Ltd., Barclays Global Investors Japan, Limited, were the beneficial owners in the aggregate of 7,832,977 shares of Common Stock, constituting 6.13% of Associated’s outstanding shares entitled to vote. As of December 31, 2008, FMR LLC, Fidelity Management and Research Company and Edward C. Johnson 3d were the beneficial owners in the aggregate of 12,559,117 shares of Common Stock, constituting 9.83% of Associated’s outstanding shares entitled to vote. No other person is known to Associated to own beneficially more than 5% of the outstanding shares entitled to vote. The information set forth below is reflective of the foregoing.

	Amount and Nature
	of Beneficial
	Ownership		Percent
Name and Address	(1)(2)		of Class

Associated Trust Company, National Association 1200 Hansen Road Green Bay, Wisconsin 54304	6,555,339	(3)	5.13%
Barclays Global Investors Japan Trust and Banking Company Limited Ebisu Prime Square Tower 8th Floor 1-1-39 Hiroo Shibuya-Ku Tokyo 150-0012 Japan	7,832,977	(4)	6.13%
FMR LLC 82 Devonshire Street Boston, MA 02109	12,559,117	(5)	9.83%

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (i) the voting power thereof, including the power to vote or to direct the voting of such shares, or (ii) the investment power with respect thereto, including the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares of which such person has the right to acquire beneficial ownership within 60 days.

(2)	In its capacity as fiduciary, the beneficial holder exercises voting power where authority has been granted. In other instances, the beneficial holder solicits voting preferences from the beneficiaries. In the event responses are not received as to voting preferences, the shares will not be voted in favor of or against the proposals.

(3)	In the capacity of fiduciary, included are 5,947,736 shares with sole voting power; 47,545 shares with shared voting power; 6,219,966 shares with sole dispositive power; and 335,373 shares with shared dispositive power.

(4)	In the capacity of fiduciary, included are 6,480,556 shares with sole power to vote or direct the vote and 7,832,977 shares with sole power to dispose or direct the disposition.

(5)	In the capacity of fiduciary, included are 1,360,137 shares with sole power to vote or direct the vote, and 12,559,117 shares with sole power to dispose or direct the disposition.

Security Ownership of Directors and Management

Listed below is information as of the Record Date, concerning beneficial ownership of Common Stock for each director and Named Executive Officer (defined below) and by directors and executive officers as a group, and is based in part on information received from the respective persons and in part from the records of Associated.

	Amount and Nature
	of Beneficial	Shares Issuable	Percent
Name of Beneficial Owner	Ownership(1)	Within 60 Days(2)	of Class

Directors
Paul S. Beideman	508,921	322,100	*
Lisa B. Binder	109,101	43,700	*
Karen T. Beckwith	10,000	0	*
Ruth M. Crowley	2,225	0	*
Robert C. Gallagher	729,080	169,456	*
Ronald R. Harder	18,498	0	*
William R. Hutchinson	44,213	0	*
Eileen A. Kamerick	4,500	0	*
Richard T. Lommen	132,129	16,764	*
John C. Meng	92,394	8,744	*
J. Douglas Quick	65,039	8,744	*
Carlos E. Santiago	0	0	*
John C. Seramur	350,109	8,744	*
Named Executive Officers
Joseph B. Selner	475,535	303,963	*
David A. Baumgarten	238,694	187,488	*
Mark D. Quinlan	95,800	58,180	*
Mark J. McMullen	437,906	278,030	*
Gordon J. Weber	503,631	277,963	*

All Directors and Executive Officers as a group (23 persons)	4,658,854	2,275,245	3.58%

*	Denotes percentage is less than 1%.

(1)	Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, or in the names of a trust or by minor children. Shares include shares issuable within 60 days of the Record Date and service-based restricted stock.

(2)	Shares subject to options exercisable within 60 days of the Record Date.

Stock Ownership Guidelines

Associated has established guidelines for the ownership of Associated common stock by its senior executives. See “Executive Compensation — Compensation Discussion and Analysis — Security Ownership Guidelines.”

Associated has established stock ownership guidelines for the Board (the “Director Stock Ownership Guidelines”). The Director Stock Ownership Guidelines provide that each member of the Board shall own the value of stock equal to five times the annual amount contributed by Associated on the director’s behalf into the Associated Banc-Corp Director’s Deferred Compensation Plan. Directors are required to attain such stock ownership goal by the later of July 26, 2011, or five years from the date on which they first were appointed to the Board. Balances in the Directors Deferred Compensation Plan count toward satisfying this requirement. Ms. Beckwith, Ms. Crowley, Mr. Gallagher, Mr. Harder, Mr. Hutchinson, Mr. Lommen, Mr. Meng, Mr. Quick and Mr. Seramur are in compliance with the stock ownership guidelines. Ms. Kamerick and Mr. Santiago must be in compliance with the stock ownership guidelines by March 2012.

Directors’ Deferred Compensation Plan

In addition to the beneficial ownership set forth in the table above, the following non-employee directors have an account with the balances set forth below in the Directors’ Deferred Compensation Plan. The dollar balances in these accounts are also expressed daily in units of common stock of Associated based on its daily closing price. The balances are counted by Associated toward the non-employee director holding requirements under the Director Stock Ownership Guidelines. The units are nonvoting. See “Executive Compensation — Directors Deferred Compensation Plan.”

		Equivalent Number
	Account Balance at	of Associated
Director	the Record Date	Common Shares(1)

Karen T. Beckwith	$99,068	6,744
Ruth M. Crowley	$107,420	7,312
Robert C. Gallagher	$90,089	6,133
Ronald R. Harder	$99,068	6,744
William R. Hutchinson	$119,125	8,109
Eileen A. Kamerick	$116,022	7,898
Richard T. Lommen	$159,142	10,833
John C. Meng	$254,229	17,306
J. Douglas Quick	$119,125	8,109
Carlos E. Santiago	$46,753	3,183
John C. Seramur	$81,080	5,519

(1)	Based on the closing price of $14.69 of Associated common stock on the Record Date.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Associated’s 2008 Financial Performance

In 2008, Associated was the most profitable bank holding company headquartered in Wisconsin. In a very challenging banking environment, Associated reported net income to common shareholders of $165.2 million and earnings per common share of $1.29 for the year ended December 31, 2008. As of December 31, 2008, Associated had consolidated total assets of $24.2 billion up from $21.6 billion at December 31, 2007, and total deposits of $15.2 billion at December 31, 2008 up from total deposits of $14.0 billion at December 31, 2007.

Nature and Structure of Compensation Administration

Associated’s Compensation and Benefits Committee (the “Committee”) of the Board of Directors is responsible for all compensation, including equity compensation, of Associated’s Named Executive Officers (“NEOs”). The Committee consists of Ms. Crowley, Mr. Meng (Chairman), and Mr. Seramur. The Committee sets the strategic direction for Associated’s executive compensation policies and programs and helps ensure management’s execution and compliance with that strategic direction. It also oversees administration of certain compensation and benefit arrangements described in this Proxy Statement. It sets the compensation of the Chief Executive Officer (the “CEO”) and, with input from the CEO, establishes compensation for the other NEOs.

The Committee has the sole authority to hire an independent compensation consultant to evaluate the compensation of the executive officers of Associated. The Committee has retained Mercer (US) Inc. (the “Consultant”) to provide information, analyses and advice regarding executive and director compensation. The Consultant performs these services reporting directly to the Committee. The Committee has established procedures that it considers adequate to ensure that the Consultant’s advice to the Committee remains objective and is not influenced by Associated’s management. These procedures include: a direct reporting relationship of the Consultant to the Committee; a provision in the Committee’s engagement letter with the Consultant specifying the information, data, and recommendations that can and cannot be shared with management; an annual update to the Committee on the Consultant’s financial relationship with Associated, including a summary of the work performed for Associated during the preceding 12 months; and written assurances from the Consultant that, within the Consultant’s organization, the Consultant’s individual who performs services for Associated has a reporting relationship and compensation determined separately from the Consultant’s other lines of business and for its other work for Associated. The Consultant prepared and presented reports to the Committee at its December 2008 and January 2009 meetings for purposes of assisting the Committee in making compensation decisions with respect to 2008 annual incentive bonuses, incentive compensation plans, and 2009 base salaries and equity awards.

Competitive compensation levels considered by the Consultant in making its recommendations to the Committee are based upon the results of several compensation surveys and a peer group analysis. The analysis of the survey data accounts for differences in corporate size, business lines, date of data collection, and executive position responsibilities. The peer group established for 2008 consists of 19 publicly traded bank holding companies, 16 of which were consistent with the 2007 peer group1, seven of

[1]	Peer Group Companies

BancorpSouth Inc	Cullen/Frost Bankers Inc.	The South Financial Group Inc.
BOK Financial Corporation	First Horizon National Corporation	Synovus Financial Corp
Citizens Republic Bancorp	Fulton Financial Corporation	TCF Financial Corporation
City National Corporation	Huntington Bancshares Incorporated	Valley National Bancorp
The Colonial BancGroup, Inc.	M & T Bank Corporation	Webster Financial Corp.
Comerica Incorporated	Marshall & Ilsley Corporation	Zions Bancorporation
Commerce Bancshares, Inc.

which are in the NASDAQ bank index, that range in asset size from $13 billion to $65 billion and are engaged in similar lines of business as Associated. The median size of the companies in this group was $17.5 billion in assets compared to Associated’s $22.5 billion in assets based upon third quarter 2008 data. Associated management and the Committee, in conjunction with the Consultant, provided input as to the constituents of this peer group. This peer group is used for comparison of compensation levels for the NEOs and for comparing Associated’s business performance to demonstrate pay-for-performance and other pay practices.

The 2008 peer group was different from the 2007 peer group in that Amsouth Bancorp, Commerce Bancorp Inc., Compass Bancshares, Inc., Mercantile Bancshares Corporation and Sky Financial Group, Inc. were removed because they were acquired in 2008 and TD Banknorth, Inc. was removed because it went private in 2008. Associated added BancorpSouth Inc., Citizens Republic Bancorp and Cullen/Frost Bankers Inc. to its peer group in 2008 upon the advice of the Consultant to provide an adequate mix of size of institutions in the peer group.

Management, in particular the CEO and the Director of Human Resources, interacts with the Consultant and the Committee providing information, including the current compensation structure and details regarding compensation, assessments of executive performance, and descriptions of the job responsibilities of executive officers. The CEO works with the Consultant to interpret the compensation surveys and peer group analysis to gather information to present recommendations to the Committee for compensation decisions for the NEOs other than himself. The Director of Human Resources in conjunction with the Consultant presents all of the pertinent compensation information for the CEO to the Committee, and the Committee makes its decisions for CEO compensation in an executive session without the CEO present.

Compensation Compliance Under the Troubled Asset Relief Program

On November 21, 2008, as part of the United States Department of the Treasury’s (the “UST”) Capital Purchase Program (the “CPP”) under the Troubled Asset Relief Program (“TARP”), Associated voluntarily agreed to sell shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Senior Preferred Stock”) and related warrants to purchase common stock to the UST for total proceeds of $525,000,000.

During the period in which any obligation arising from financial assistance provided under TARP is outstanding and excluding the period where the UST only holds warrants (the “Restricted Period”), Associated employee benefit plans and other executive compensation arrangements for its senior executive officers, who currently are the NEOs, and certain other highly compensated employees of Associated must comply with Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 (collectively “EESA”), which became effective February 17, 2009, and the UST’s rules. The UST is expected to issue rules and regulations to implement Section 111 of EESA. Therefore, EESA’s effect on Associated is subject to change based on such rules and regulations.

EESA requires Associated to place limits on compensation to prevent the NEOs from taking unnecessary and excessive risks that threaten the value of Associated during the Restricted Period. The Committee must promptly, and in any event, within 90 days after the purchase under the CPP, review the NEOs’ incentive and bonus compensation arrangements with Associated’s senior risk officers (or other personnel that act in a similar capacity) to ensure that the NEOs’ incentive arrangements do not encourage the NEOs to take unnecessary and excessive risks. Any features of the NEOs’ incentive arrangements that would lead a NEO to take unnecessary and excessive risks should be limited. EESA further requires the Committee to meet at least semi-annually with Associated’s senior risk officers to review the relationship between Associated’s risk management policies and the NEOs’ incentive arrangements. The Committee must also certify that it has completed the foregoing reviews in the proxy statement. The Committee conducted its initial review of incentive compensation on December 19, 2008.

Each of the NEOs executed a waiver and entered into a TARP Capital Purchase Program Compliance, Amendment and Consent Agreement with Associated for the purpose of amending each NEO’s compensation, bonus, incentive and other benefit plans, arrangements and agreements in order to comply with executive compensation and limitations of Section 111 of EESA.

2009 Compensation

Historically, the Committee has evaluated base salary of the CEO and the other NEOs at its January meeting of each year and approved increases to base salaries after reviewing peer group information. At its January 2009 meeting, the Committee did not increase base salaries. At a March 2009 meeting, the Committee granted the CEO 35,433 shares of restricted stock with an aggregate grant date value of approximately $450,000, which are subject to the limitations on full vesting under EESA and any related UST guidance.

Objectives of the Compensation Program

The objectives of the compensation program are to provide a balanced, competitive total compensation program aligned with several goals. These goals include the ability to attract, retain and motivate high-quality executives; reward individual actions and behaviors that support the mission, business strategies and a performance-based culture which focuses on the enhancement of shareholder value; and maintain a total compensation program that reflects the performance of Associated while ensuring competitive compensation positioned within peer group market ranges. When the Committee compared Associated’s total shareholder return to this peer group, Associated’s total shareholder return was in the 68th and 72nd percentile for the one year and three year periods, respectively for the fiscal year ended December 31, 2008.

The compensation program for the NEOs includes: (1) annual base salary, (2) annual incentive bonuses, (3) long-term incentive and equity awards, (4) pension benefits, and (5) perquisites. Associated’s policy is to set target total compensation for executive officers generally near the median level for executives having comparable responsibility for financial institutions of comparable asset size. This policy is important because Associated competes with such organizations for the services of its executives and compares its financial performance to those organizations. Annual incentive bonuses and long-term incentive awards are targeted to pay at median pay levels for similar positions when incentive goals are met. If the goals are exceeded, the plan design allows for total compensation levels to be at or above the 75th percentile of the peer group companies. The total compensation paid to the NEOs, other than the CEO, for 2008 was at the median relative to the peer group. The CEO’s total compensation was below the median relative to the peer group. We believe the elements of the compensation program for the NEOs are appropriate for Associated’s business strategy as the program rewards performance and enables Associated to attract and retain top talent that it needs to grow its business.

Annual incentive bonuses are based on Associated’s annual overall and business unit financial performance goals, individual goals, and may also include discretionary factors. The financial goals have focused on improvement in the following: earnings per share (“EPS”), revenue growth, asset quality, and expense control. Specific goals are set on an individual basis for each executive officer to reflect differences in responsibilities and other relevant factors. The primary financial measurement that is a part of each executive’s annual incentive bonus is growth in EPS.

Longer-term incentive compensation may include stock option awards, service-based restricted stock, performance-based restricted stock, and a multi-year performance cash component. Longer-term incentive compensation is intended to directly relate a portion of the executive officer’s compensation to stock price appreciation realized by Associated’s shareholders, enhance retention of key executives, build ownership of Associated stock, and align compensation with stock performance over a multi-year period.

Associated has established stock ownership guidelines for the NEOs and other key executives. The purpose of the guidelines is to ensure Associated’s senior executives as well as the Board of Directors own a portion of Associated stock which bears a relationship to their cash compensation to help assure that business decisions are made in the best interest of long term shareholder value.

Associated’s pension program, which includes the Retirement Account Plan (“RAP”), the Associated Banc-Corp 401(k) and Employee Stock Ownership Plan (the “401(k) Plan”) and the Supplemental Executive Retirement Plan (the “SERP”), provides post-retirement income to the NEOs.

The perquisites offered during employment, described under “Perquisites” below, complete the competitive total compensation program.

The Elements of Executive Compensation

Short Term

Base Salary — Associated’s objective is to pay a base salary that is competitive with that of peer companies to reward performance and to enable it to attract and retain the top talent that Associated needs to manage and expand its business. Base salary is set each year taking into account market compensation data, the Consultant’s recommendations, as well as the performance level of the executive and the competency level demonstrated in the past. Changes in base salary are market-based and typically effective in the first quarter of each year. Base salaries for the NEOs approximate the median of the peer companies.

Annual Incentive Bonus — Associated’s Performance Incentive Plan (“PIP Plan”) provides the potential for annual incentive bonuses and is designed to: (1) enable Associated to achieve or exceed business goals; (2) reward team and individual performance at a level consistent with shareholder rewards; (3) maintain a total compensation program that reflects the performance of Associated that is competitive within the marketplace; and (4) to provide internal equity for incentive payments based upon the company, unit, and individual performance against established goals. Examples of discretionary factors may include company performance relative to annual goals and peer group performance, total shareholder return, net income growth, return on average equity and assets, net charge off ratio, loan quality and growth, deposit growth, cross-selling effectiveness, customer experience, community outreach, and performance on other unit objectives. For 2008, the annual incentive bonus goals and targets included:

				Goals
					Revenue	Loan	Expense
				EPS	Growth	Loss	Control
	Target as			Goal	Goal	Provision	Goal
	% of Base	% Weighted		$2.09	3.36%	$75MM	At Budget
Executive	Salary	Corporate	Unit	Corporate Relative Measurement Weighting

Paul S. Beideman	100%	100%	0%	50%	20%	10%	20%
Joseph B. Selner	50%	100%	0%	50%	20%	10%	20%
Lisa B. Binder	100%	100%	0%	50%	20%	10%	20%
David A. Baumgarten	50%	50%	50%	50%	20%	10%	20%
Mark D. Quinlan	50%	100%	0%	50%	20%	10%	20%
Gordon J. Weber	50%	50%	50%	50%	20%	10%	20%
Mark J. McMullen	50%	50%	50%	50%	20%	10%	20%

In addition, the Committee may use discretionary factors to enhance or reduce the business unit’s incentive payment to achieve a balance among Associated financial performance measures, individual performance, and discretionary qualitative factors. The Committee approved awards in their entirety (annual bonus and equity grants) based solely upon achievement of the performance metrics. For 2008, revenue growth and expense control goals were achieved and no discretion was utilized in determining the collective awards. The Committee approved the earned 2008 bonuses and awarded bonuses to each of the NEOs, other than Mr. Beideman. Based on Mr. Beideman’s 2008 performance goals, Mr. Beideman would have been awarded the payment of $450,000. Mr. Beideman recommended to the Committee that the Committee specifically consider whether to exercise its discretion to not award him a cash incentive bonus under the PIP for 2008, even though Associated satisfied the relevant performance criteria. The Committee exercised its discretion not to pay the CEO the cash incentive bonus for 2008.

Long Term

Overview

Long-term incentive compensation to the NEOs is paid in several forms through the Associated Banc-Corp Cash Incentive Compensation Plan (cash awards) and the 2003 Long Term Incentive Stock Plan (equity awards).

Equity Awards

Stock Options — Stock option grants fulfill several different purposes. First, they reward the prior year’s performance as the number of shares granted varies based on the Committee’s assessment of individual and business performance in the prior calendar year. Second, the stock option grant functions as a long-term incentive; over time, the value of the grant should increase as the performance of the business improves. Third, the vesting of option grants provides a retention benefit to Associated. The number of options made available for grant reflects the aggregate of the targeted percentages of base pay of the recipients. The target percentage for Mr. Beideman is 67% and is 60% for the other NEOs. The Committee has discretion to allocate shares among the recipients to reflect business and individual performances, as well as the executive’s compensation in relation to peer companies. Options may be exercised in accordance with defined vesting set forth in the option award agreements approved by the Committee. Generally, those agreements provide for vesting over a three-year period. All stock options granted to date require that options be exercised during employment except in the event of retirement, death or disability. Options granted in July 1999 under the 1999 Long-Term Incentive Stock Plan may be exercised during the entire term of the option in the event of retirement. Otherwise, all options granted under other plans must be exercised within one year of retirement. All stock options granted to date immediately vest upon a change in control of Associated. The common methodology utilized by companies to determine grant awards is the Black Scholes methodology. For 2008, Associated chose to take a more conservative approach in granting stock options by utilizing a historical Black Scholes value which resulted in reducing the overall pool of stock options granted in 2008 by over two million shares compared to the 2007 grant. Mr. Beideman’s 2008 stock option grant was 16% of his base salary compared to his target percentage of 67% of base salary while the other NEOs’ stock option grants were 18% of their base salary compared to their target percentage of 60% of base salary.

Service-Based Restricted Shares (“SBRS”) — SBRS grants are a form of restricted stock grant for which the restrictions lapse solely by the passage of time during employment. The purpose of SBRS grants is to increase the ownership of Associated stock by the executive and to ensure attraction and retention of talent. The SBRS grants assist the executive to achieve Associated’s stock ownership requirements for executives. SBRS have been granted to all of the NEOs. The number of shares made available for grant reflects the aggregate of the targeted percentages of base pay of the recipients. The targeted percentage for Mr. Beideman is 67% and is 60% for the other NEOs. The Committee has discretion to allocate shares among the recipients to reflect business and individual performances, as well as the executive’s compensation in relation to peer companies. SBRS grants to the CEO are determined by the Committee. The CEO makes recommendations for SBRS grants to the other NEOs which are subject to review and approval by the Committee. Restrictions lapse as to 34% of the shares upon the first anniversary following the date of grant, and as to 33% of the shares on each of the second and third anniversary following the date of grant. An SBRS recipient must be employed on the vesting date or the shares are forfeited. All restrictions on SBRS granted to date immediately vest upon a change of control of Associated. In January 2008, the Committee placed additional emphasis on the retention of talent in making grants of SBRS by making a special retention grant equal to 25% of each NEOs target annual grant as well as an additional increment for Mr. Beideman and Ms. Binder in order to bring their total compensation in line with the peer companies.

Granting Policies and Practices.  Grants of equity based awards (i.e., stock options, SBRS) are generally made in the first three months of each year. Associated’s practice is to establish the option exercise price at the closing price of Associated’s stock at the date of the grant.

Associated Banc-Corp Cash Incentive Compensation Plan

The Associated Banc-Corp Cash Incentive Compensation Plan provides a potential cash award based upon Associated’s EPS results against the targeted EPS for a multi-year performance period, and performance relative to performance of the peer group. The peer ranking will be measured on the basis of reported diluted EPS growth during the performance period. In the event that actual cumulative EPS results are below the stated threshold for the period but relative performance is at or above the median of the peers, the participants will earn a portion of their target incentives as follows:

Relative Peer Ranking	Percent of Target Award

50th Percentile	25%
60th Percentile	40%
75th Percentile	50%

Earned incentives for results in between these levels will be determined by straight line interpolation. No incentives will be earned if EPS results are below the stated threshold and below the median of the peers. A new multi-year performance period begins each year and performance is measured at the end of each multi-year performance period. Therefore, the participating executives may realize a payment from this program each year if Associated is successful in achieving the goals of the program for the multi-year period ending in that year.

The following table sets forth the performance measures and award potential for the multi-year performance periods in effect at December 31, 2008:

	2006-2008	2007-2008	2007-2009	2008-2010

Performance Measure -EPS % Growth-Threshold	8%	2%	2%	1%
Performance Measure -EPS % Growth-Target	10%	3%	3%	3%
Performance Measure -EPS % Growth-Maximum	12%	4.5%	4.5%	4.5%
Target Payment as a % of Base Salary-CEO	55%	45%	67%	67%
Target Payment as a % of Base Salary-Other NEOs	60%	40%	60%	60%
Threshold Payment as a % of Target Payment	38%	25%	25%	25%
Maximum Payment as a % of Target Payment	219%	263%	263%	263%

For the 2006-2008 performance period, the performance metrics of earnings per share (EPS) were not achieved and therefore the Committee did not approve any awards to participants.

For the 2007-2008 performance period, the performance metrics of earnings per share were not achieved; however Associated’s performance was at the 75th percentile relative to the peer group therefore resulting in an award of 50% of target. The peer group utilized to measure relative performance is the peer group that the Committee approved for the 2007-2008 plan. The Committee approved the earned 2007-2008 50% payout and awarded the payments to all of the NEOs.

The plan provides that under certain circumstances, the Committee may approve adjustment of the EPS results for part or all of extraordinary gains or losses for the year. Examples of such adjustments would be gain or loss from the disposal of a business segment, restructuring charges relative to mergers and acquisitions, unusual or infrequently occurring events and transactions and cumulative effects of changing accounting principles.

Upon a change in control of Associated, if the Committee determines that the performance goals are satisfied or likely to be satisfied, an award, prorated for the portion of the performance period that has elapsed, is payable.

Deferred Compensation Plan

Associated maintains a nonqualified deferred compensation plan to permit certain employees who are highly compensated under IRS Section 414(q)(1)(B) to defer current compensation to accumulate additional funds for retirement. All NEOs were eligible to participate in 2008. During 2008, two of the NEOs (Mr. Beideman and Mr. Baumgarten) participated in the plan. The plan allows eligible employees to defer up to 50% of base salary and up to 100% of cash incentive compensation with a minimum deferral of $10,000 per year. The participant receives payment of deferred amounts either in a lump sum, or five or ten equal annual installments beginning six months following the participant’s separation from service, in either case pursuant to a distribution election made prior to the commencement of deferrals. In the case of an unforeseeable emergency, the plan will allow for distributions during employment. Each participant may, on a daily basis, specify investment preferences from among various investment options for the account, subject to final approval by the Administrator and Trustee. The participant retains all rights to amounts in his or her account if employment terminates for any reason. Earnings are not supplemented by Associated.

Retirement Plans

All of the NEOs participate in the RAP and the SERP, and all participate in the 401(k) Plan.

The RAP is a qualified defined benefit plan with cash balance features designed to provide participants with a monthly income stream in the form of an annuity at retirement. An employee becomes eligible to participate effective the first day of the plan year in which they first complete 1,000 hours of service. Each participant receives an accrual of 5% of eligible compensation. Compensation is subject to the IRS annual limitation which was $230,000 in 2008. The RAP provides for an Annual Earnings Credit based on the 30 Year Treasury Rate. All participants become fully vested in their accrued benefit upon completion of three years of credited services, attainment of normal retirement (age 65) or upon death or disability while employed by Associated. All NEOs, except Ms. Binder, have completed three years of credited service and are 100% vested. Ms. Binder has completed two years of credited service and is zero percent vested. Participants may be eligible to receive an early retirement benefit at age 55. For benefits accruing prior to January 1, 2009, the early retirement benefit reflects a reduction from the normal benefit at 2/12 of 1% for each month the benefit commencement date precedes the normal retirement date, subject to the vesting schedule. A retirement subsequent to the normal retirement date would increase the normal benefit by 3/12 of 1% for each month the benefit commencement date follows the normal retirement date. Benefits accruing after December 31, 2008, provide for an actuarial adjustment for early retirement benefits.

Beginning in 2007, Associated ceased making any profit-sharing contribution to the 401(k) Plan. Vesting for prior years’ profit sharing contributions is 50% after 3 years, 75% after 4 years, and 100% after 5 years. All NEOs, except Ms. Binder and Mr. Quinlan, are 100% vested in the profit-sharing component of the 401(k) Plan. Ms. Binder and Mr. Quinlan have not received profit sharing contributions in this plan. All participants’ benefits fully vest upon a change of control of Associated.

Any eligible participant may make contributions to the 401(k) Plan, subject to the limitations established by the IRS. Associated provides a match equal to 100% of the first 3% a participant contributes, and 50% of the next 3%. Participant’s must work 1,000 hours during the calendar year and be employed with Associated on December 31 to qualify for this matching contribution. An exception applies for retirement, disability and death. Participant’s are fully vested in both their own contributions and Associated’s matching contribution.

The SERP is a nonqualified plan into which Associated makes a restorative contribution for all income that exceeds the IRS annual limitation. The contribution is equal to the excess of the amount which would have been accrued under the RAP and the 401(k) Plan but for the IRS annual limitation over the amount actually accrued by the participant for such plan year under the RAP and 401(k) Plan. Accruals under the SERP occur at the same rate and time as accruals under the RAP and 401(k) Plan and incur gains and losses based on notational investment preferences specified by participants among various investment options. A participant is 100% vested in his or her SERP account balance after 5 years of service. Distributions from the SERP are made upon the earlier of the participant’s death or the time specified by the participant at the time amounts are credited to the SERP (which time may vary depending on the year of crediting). All NEOs except Ms. Binder, who joined Associated in 2007 and Mr. Quinlan who joined Associated in 2005, are vested in their respective SERP accounts. All participants’ benefits fully vest upon a change of control of Associated.

Perquisites

Perquisites for the NEOs include participation in certain company-subsidized benefits that are also available to all eligible and/or participating employees. Perquisites available to only the NEOs and/or to a limited group of executives or management are described below.

Certain of Associated’s senior executives may elect to receive an annual executive physical examination at Associated’s expense. Certain costs of the program are taxable income to the executive. All of the NEOs were eligible for an executive physical in 2008 and three NEOs participated.

The automobile program provides a choice to executives (once per year) of either $800 per month, or the standard IRS mileage rate reimbursement. The $800 option is taxable income to the executive.

Associated reimburses participating executives for initiation fees and other annual fixed costs of club membership. The executive is responsible for paying any equity membership costs and will therefore retain the rights to that club equity. Compensation for all membership costs is taxable income to the executive. The NEOs and other senior officers are participants in an additional $10,000 maximum monthly long term disability benefit. Associated pays 50% of the premium for long term disability benefits.

In 2008, Associated conducted a recognition event for its top sales producers and performers. This sales recognition is hosted by the CEO. Associated has added the value of the trip in 2008 to personal income and assists the participants with tax expense related thereto.

Associated offers relocation benefits to NEOs who join Associated. These benefits vary upon the individual circumstances of the executive.

Post-Termination and In-Service Arrangements

Each of the NEOs is currently employed on an “at will” basis and none is party to an employment agreement.

In the event the employment of a participant in the Associated Banc-Corp Cash Incentive Compensation Plan is terminated due to death, disability or retirement, the plan award, if any, will be pro-rated. Otherwise, a participant must be an employee on the last day of the performance period to be eligible to receive an award.

Executives who are employed by Associated must be actively on the payroll at the time of the payment of the PIP Plan. Those executives who leave Associated prior to the payment for reasons of death, disability or retirement will have their payment prorated for the months they were actively in their position during the performance period. Prorated payments will be made during the normal bonus payment distribution cycle and will not be advanced.

Change of Control Plan

Associated’s Change of Control Plan (the “Plan”) is intended to provide severance benefits to the CEO and certain senior officers in the event of their termination of employment following a change of control of Associated (as defined below). As of December 31, 2008, the NEOs and 21 other senior officers are currently designated to participate under the Plan. The CEO is authorized to designate additional senior officers to participate in the Plan.

Under the Plan, if, during a three-year period following a change of control of Associated, the executive’s employment is involuntarily terminated or if the executive voluntarily terminates employment for “good reason” as specified in the Plan (see below), then, so long as such termination is also a separation from service (as described in Code Section 409A), the executive would receive salary continuation for up to three (3) years (subject to earlier lump sum payment to comply with Code Section 409A, if applicable). In addition, the executive may be eligible to receive annual incentive bonus compensation, medical, dental and life insurance benefits (to the extent continued participation is permitted by such plans), accrued vacation, outplacement benefits, as well as payments in lieu of continued participation in retirement programs for a period of from two to three years. Currently the CEO is entitled to a three-year continuation period, the COO is entitled to a two and one-half year continuation period, and the other NEOs are entitled to a two-year continuation period. Associated believes these timeframes are in line with practices at other peer competitors. Benefits also include reimbursement of legal fees and expenses related to the termination of employment or dispute of benefits payable under the Plan. Benefits are not paid in the event of retirement, death, or disability, or termination for cause, which generally includes willful failure to substantially perform duties or certain willful misconduct.

A “Change of Control” under the Plan means generally: (1) a change of ownership of 25% or more of the outstanding voting securities of Associated; (2) a merger or consolidation of Associated with or into a previously unaffiliated entity; (3) a sale by Associated of at least 85% of its assets to an unaffiliated entity; or (4) an acquisition by a previously unaffiliated entity of 25% or more of the outstanding voting securities of Associated (whether directly, indirectly, beneficially, or of record).

Benefits would be payable if the executive voluntarily terminates for “good reason” which includes a termination of employment due to a change in the employee’s duties and responsibilities which are inconsistent with those prior to the Change of Control, a reduction in salary, change in title, or a discontinuation of any bonus plan or certain other compensation plans, a transfer to an employment location greater than 50 miles from the employee’s present office location, or certain other breaches, but only if the executive provides the Company at least 30 days to cure the “good reason” after giving notice thereof, and actually separates from service within two years of the initial existence of such good reason.

The Plan, including the Plan schedule, may be amended by the Board of Directors, subject to certain limitations, at any time by Associated prior to a Change of Control. Associated believes the terms of its Plan are consistent with current market practices. See also “Potential Payments Upon Termination or Change of Control.”

Accounting and Tax Considerations

Associated desires to maximize return to its shareholders, as well as meet its goal of the compensation policy (outlined under “Objectives of the Compensation Program”). As part of balancing these objectives, management (particularly the Committee, the CEO, and the Director of Human Resources) gives consideration to the accounting and tax treatment to Associated, and to a lesser extent the tax treatment to the executive, when making compensation decisions. For example, nonqualified stock options are tax deductible to Associated while incentive stock options are not unless they are sold within one year of the date of exercise. Beginning in 2005, Associated has only issued nonqualified stock options. Also, Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”), became effective for Associated on January 1, 2006, and required all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant and to be expensed over the applicable vesting period. When considering this accounting pronouncement and with appropriate approval from Associated’s shareholders to amend applicable stock option plans, the Board of Directors eliminated the requirement that stock options may not be exercisable earlier than one year from the date of grant, allowing the stock options granted in January 2005 and December 2005 to be fully vested by year-end 2005, minimizing the initial expense recognition impact from SFAS 123R by Associated in 2006.

Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for compensation (other than qualifying performance based compensation) over $1,000,000 paid to the corporation’s CEO and the three other most highly compensated executive officers. EESA, during the period the UST holds a debt or equity position in Associated acquired under the CPP, reduced the threshold under Section 162(m) of the Code from $1,000,000 to $500,000 and eliminated the exception for qualifying performance based compensation for the NEOs. Prior to EESA, the Committee’s policy with respect to Section 162(m) of the Code has been to qualify such compensation for deductibility where practicable. The Committee acknowledges the reduced limitations on deductibility during the Restricted Period in its determinations of appropriate compensation levels.

The American Jobs Creation Act of 2004 changed the tax rules applicable to nonqualified deferred compensation arrangements. The Internal Revenue Service finalized income tax regulations in 2007, and Associated amended its nonqualified deferred compensation arrangements as required by December 31, 2008, to comply with such final regulations. See “Deferred Compensation Plan” for a more detailed discussion of Associated’s nonqualified deferred compensation arrangements.

Recovery of Compensation

In connection with Associated’s voluntary sale of Senior Preferred Stock and related warrants to purchase common stock to the UST under the CPP, EESA also requires Associated to provide for the recovery of any bonus, retention award or incentive compensation paid to a NEO and, following February 17, 2009, and subject to the standards adopted by the UST to any of the next 20 most highly compensated employees of Associated, or a “clawback”, during the Restricted Period, if the payments were based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate. During the Restricted Period, EESA further allows the UST to review bonuses, retention awards and other compensation paid to the NEOs and subject to the standards adopted by the UST, the next 20 most highly compensated employees prior to February 17, 2009. If the UST determines that such payments were inconsistent with the purposes of Section 111 of EESA, TARP or otherwise contrary to the public interest, the UST will negotiate with Associated and the subject Associated employee regarding reimbursement to the US government of such payment of compensation or bonus.

Security Ownership Guidelines

In December 2007, the Committee revised the previously-established stock ownership guidelines for the NEOs and 13 other senior officers, who are regional presidents and other key executives identified by the Chief Executive Officer, as well as for the Company’s outside directors. The purpose of the guidelines is to ensure that Associated’s senior executives, as well as the Board, own a portion of Associated stock which bears a relationship to their cash compensation to help assure that their business decisions are made in the best interests of long-term shareholder value. The guidelines provide that the CEO hold at least five times his annual base salary in Associated stock. Mr. Selner, Ms Binder and Mr. Baumgarten must each hold at least four times their respective base salaries in Associated stock. Mr. Quinlan must hold at least three times his base salary in Associated stock. All individuals have until the later of (1) July 26, 2011, or (2) five years from the date such individual became subject to the guidelines to become compliant with these guidelines. Stock ownership counted towards the ownership requirement includes stock invested through deferred compensation programs, 401(k) accounts, shares owned outright by the executive, Performance Shares and SBRS. It does not include stock options. If the ownership goal is not achieved within the specified time period, the executive will be required to retain ownership of 100% of the net (after tax) vested SBRS and 100% of the net (after tax) shares from the in-the-money value of option exercises until such time as the goal is achieved.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Benefits Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing. The Committee certifies that it has reviewed with senior risk officers the NEOs’ incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the NEOs to take unnecessary and excessive risks that threaten the value of Associated.

THE COMPENSATION AND BENEFITS COMMITTEE

John C. Meng, Chairman
Ruth M. Crowley
John C. Seramur

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Non-qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	$(6)	($)(7)	($)(8)

Paul S. Beideman	2008	$892,307	$0	$834,722	$146,940	$180,000	$27,676	$45,888	$2,127,533
Chairman and CEO	2007	842,308	600,000	290,987	109,533	0	108,072	58,093	2,008,993
	2006	788,615	545,200	173,522	101,396	0	130,153	63,072	1,801,958
Joseph B. Selner	2008	358,261	150,000	261,481	79,348	66,520	(6)	27,450	943,060
Executive Vice	2007	346,223	200,000	153,839	57,153	0	59,487	27,026	843,728
President, Chief Financial Officer	2006	331,108	200,000	73,920	30,821	0	77,178	19,309	732,336
Lisa B. Binder	2008	592,307	400,000	379,123	128,829	110,000	62,633	160,919	1,833,811
President and COO	2007	497,115	650,000	172,635	101,315	0	29,856	282,464	1,733,385
	2006	0	0	0	0	0	0	0	0
David A. Baumgarten	2008	326,400	120,000	215,565	64,278	64,000	1,616	40,604	832,463
Executive Vice	2007	325,415	120,000	124,272	42,459	0	37,727	38,664	688,537
President, Regional Banking	2006	320,000	140,000	63,840	24,311	0	38,461	30,801	617,413
Mark D. Quinlan	2008	307,108	155,000	187,522	57,049	56,000	25,537	30,155	818,371
Executive Vice	2007	289,477	100,000	113,053	36,390	0	23,969	31,384	594,273
President, Chief Information Officer	2006	280,000	125,000	56,000	0	0	11,000	20,199	492,199
Gordon J. Weber(9)	2008	391,700	90,000	200,018	67,425	76,120	(6)	43,402	868,665
Executive Vice	2007	389,992	100,000	130,120	57,667	0	122,984	43,955	844,718
President, Director, Corporate Banking	2006	378,892	200,000	61,600	36,985	0	119,666	36,542	833,685
Mark J. McMullen(9)	2008	362,946	90,000	212,712	69,614	68,340	(6)	38,692	842,304
Executive Vice	2007	350,119	175,000	130,120	51,088	0	63,370	39,146	808,843
President, Director, Wealth Management	2006	340,169	170,000	61,600	30,821	0	85,324	18,997	706,911

(1)	Salary represents amounts paid during the calendar year whether or not receipt of any such amounts was deferred by the executive.

(2)	Bonus represents amounts earned in 2006, 2007 and 2008 and awarded under the annual performance incentive plans in 2007, 2008 and 2009, respectively. Amounts earned in 2008 were approved for payment by the Committee prior to the enactment of the American Recovery and Reinvestment Act of 2009. Mr. Quinlan’s bonus in 2009 includes $40,000 for successful systems conversion paid in July 2008. The Committee approved the earned 2008 bonuses and awarded bonuses to each of the NEOs, other than Mr. Beideman. Based on Mr. Beideman’s 2008 performance goals, Mr. Beideman would have been awarded the payment of $450,000. Mr. Beideman recommended to the Committee that the Committee specifically consider whether to exercise its discretion to not award him a cash incentive bonus under the PIP for 2008, even though Associated satisfied the relevant performance criteria. The Committee exercised its discretion not to pay the CEO the cash incentive bonus for 2008.

(3)	Stock Awards refers to the compensation expense recognized in Associated’s consolidated income statement for 2006, 2007 and 2008, determined in accordance with SFAS 123R related to SBRS (applicable to all of the NEOs) and to performance shares (applicable only to the CEO). Under SFAS 123R, a pro-rata share of the total expense is recognized over the applicable service period which corresponds with the vesting schedule of the grant. Stock Awards generally vest over a three-year period. Mr. Beideman received a grant of 30,000 shares of restricted stock in April 2003 of which 7,500 shares vested on April 28, 2008. Therefore, the awards column for 2006 reflects only the vested portion of the 2006 grant while the 2007 amounts include the shares vested for the 2006 and 2007 grants and the 2008 amounts include the shares vested for the 2006, 2007 and 2008 grants. The 2008 amount for Mr. Beideman includes the portion of the 2003 grant which vested for 2008.

See the table below for a comparison of Associated’s compensation expense calculated under SFAS 123R and value at the respective vesting dates realized by the executive, calculated based on the closing stock price at such vesting date.

	SFAS 123R Value
					Total	Total
					2008	Value at
	2003	2006	2007	2008	Stock	Vesting
Name	Grant	Grant	Grant	Grant	Awards	Dates*

Beideman	$11,625	$134,165	$181,176	$507,756	$834,722	$670,967
Selner	—	$73,181	$78,286	$110,014	$261,481	$136,728
Binder	—	—	$167,558	$211,565	$379,123	$211,756
Baumgarten	—	$63,202	$59,274	$93,089	$215,565	$113,145
Quinlan	—	$55,440	$55,918	$76,164	$187,522	$97,592
Weber	—	$60,984	$67,102	$71,932	$200,018	$102,488
McMullen	—	$60,984	$67,102	$84,626	$212,712	$110,388

*	based on closing stock prices at respective vesting dates: January 29, 2009—$16.18, January 26, 2009—$15.21, January 23, 2009—$15.49 and April 28, 2008—$28.39.

At year-end 2006 and 2007, the EPS hurdle underlying a performance share award to the CEO of 17,000 shares each year was not met and the shares were forfeited. As a result, the amount shown in the above table for the CEO for 2006 and 2007 includes a reversal of $174,110, the expense recognized prior to 2006 and 2007, respectively, while the performance condition was considered probable. The 2008 awards are discussed in the Compensation Discussion and Analysis section of this proxy statement. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 11, “Stock-Based Compensation,” of the notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(4)	Option Awards refers to the compensation expense recognized in Associated’s consolidated income statement for 2006, 2007 and 2008, determined in accordance with SFAS 123R, related to stock options. Under SFAS 123R, a pro-rata share of the total expense is recognized over the applicable service period which corresponds with the vesting schedule of the grant. Neither 2006 nor 2007 included SFAS 123R compensation expense related to stock options awarded in 2005, as these options were fully vested prior to December 31, 2005, and there were no stock options awarded to the NEOs during 2006. See also sections “Stock Options” and “Accounting and Tax Considerations.” For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 11, “Stock-Based Compensation,” of the notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of Associated’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. As of the Record Date, the strike prices of all of the stock option grants included in Option Awards exceeded the closing stock price of $14.69.

(5)	For the 2006-2008 performance period the performance metric for earnings per share was not achieved and therefore, the Committee did not approve any award. For the 2007-2008 performance period, the performance metrics of earnings per share were not achieved; however, Associated’s performance was at the 75th percentile relative to the peer group, therefore, resulting in an award of 50% of target. See also “Associated Banc-Corp Cash Incentive Compensation Plan. The Committee approved the earned 2007-2008 50% payout and awarded the payments to all of the NEOs.

(6)	Reflects the total of the change in present value of the RAP and the SERP, respectively as follows:

	2008			2007
NAME	RAP	SERP	TOTAL*	RAP	SERP**	TOTAL

Paul S. Beideman	$13,850	$13,826	$27,676	$13,512	$94,560	$108,072
Joseph B. Selner	28,142	(48,842)	(20,700)	30,526	28,961	59,487
Lisa B. Binder	11,950	50,683	62,633	11,250	18,606	29,856
David A. Baumgarten	14,689	(13,073)	1,616	14,511	23,216	37,727
Mark D. Quinlan	12,412	13,125	25,537	11,800	12,169	23,969
Gordon J. Weber	25,861	(192,585)	(166,724)	27,811	95,173	122,984
Mark J. McMullen	28,111	(62,563)	(34,452)	30,489	32,881	63,370

(*)	Negative combined values are not presented in the summary compensation table.

(**)	Change in SERP present values adjusted to include Associated contributions made in 2007 for 2006.

No above market or preferential earnings are credited on deferred compensation. All NEOs other than Ms. Binder and Mr. Quinlan are 100% vested in both their RAP and SERP accounts. Ms. Binder is 0% vested in both her RAP and SERP accounts and will begin vesting in her RAP account in 2009 and in her SERP account in 2012. Mr. Quinlan is 100% vested in his RAP account and 0% in his SERP account and will begin vesting in his SERP account in 2010.

(7)	Other Compensation for 2008 includes for each of the NEOs: employer-paid premiums for life insurance and long term disability insurance coverages, the employer match on the NEO’s 2008 contributions to the 401(k) Plan ($10,350 each for Mr. Beideman, Mr. Selner, Ms. Binder, Mr. Baumgarten, Mr. Quinlan, Mr. Weber, and Mr. McMullen), and the allowance received for business use of an automobile. For Mr. Beideman, it includes the 10% employer match on his purchases through the employee stock purchase program, the cost of a physical examination, the value of a sales recognition trip in 2008, reimbursement for federal and state income tax related to the sales recognition trip in 2008 ($1,668), and club membership fees. For Mr. Selner, it includes the 10% employer match on his purchases through the employee stock purchase program and club membership fees. For Ms. Binder, it includes payment of relocation expenses ($128,000), reimbursement of travel expenses of family members accompanying Ms. Binder on a business award trip and club membership fees. For Mr. Baumgarten, it includes the 10% employer match on his purchases through the employee stock purchase program, the value of a sales recognition trip in 2008, reimbursement for federal and state income tax related to the sales recognition trip in 2008 ($1,668), and club membership fees. For Mr. Quinlan, it includes the 10% employer match on his purchases through the employee stock purchase program, the cost of a physical examination, and club membership fees. For Mr. Weber, it includes the value of a sales recognition trip in 2008, reimbursement for federal and state income tax related to the sales recognition trip in 2008 ($1,668), and club membership fees. For Mr. McMullen, it includes the value of a sales recognition trip in 2008, and reimbursement for federal and state income tax related to the sales recognition trip in 2008 ($1,668), and club membership fees.

(8)	In 2008, “Salary” and “Bonus” accounted for approximately 42% and 54% of the total compensation of Mr. Beideman and the other NEOs, respectively.

(9)	In connection with Associated’s executive succession planning, pending the appointment of successors to the positions of Executive Vice President, Wealth Management and Executive Vice President, Corporate Banking, Lisa B. Binder assumed the responsibilities of these positions in December 2008 from Messrs. McMullen and Weber, respectively, who remain at Associated in non-executive roles.

GRANTS OF PLAN BASED AWARDS DURING 2008

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Grant Date
		Estimated Future Payouts			Number	Number of	or Base	Fair Value
		Under Non-Equity			of Shares	Securities	Price of	of Stock
		Incentive Plan Awards(1)			of Stock	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)(2)	($)	($)(3)	(#)	(#)	($/Sh)	($)(4)

Paul S. Beideman	1/23/08				60,000	50,000	$24.89	$1,630,970
2007-2009		134,000	536,000	1,407,000
2008-2010		142,375	569,500	1,494,938
Joseph B. Selner	1/23/08				13,000	27,000	24.89	397,858
2007-2009		49,890	199,560	523,845
2008-2010		52,305	209,220	549,203
Lisa B. Binder	1/23/08				25,000	30,000	24.89	704,792
2007-2009		82,500	330,000	866,250
2008-2010		82,500	330,000	866,250
David A. Baumgarten	1/23/08				11,000	26,000	24.89	345,326
2007-2009		48,000	192,000	504,000
2008-2010		48,960	195,840	514,080
Mark D. Quinlan	1/23/08				9,000	18,000	24.89	273,535
	7/23/08					12,000	18.82
2007-2009		42,000	168,000	441,000
2008-2010		43,680	174,720	458,640
Gordon J. Weber	1/23/08				8,500	14,000	24.89	250,085
2007-2009		57,090	228,360	599,445
2008-2010		58,755	235,020	616,928
Mark J. McMullen	1/23/08				10,000	23,000	24.89	312,812
2007-2009		51,255	205,020	538,178
2008-2010		52,748	210,990	553,849

(1)	Awards established in 2007 for the 2007-2009 award cycle and in 2008 for the 2008-2010 award cycle under the Associated Banc-Corp Cash Incentive Compensation Plan. See “Associated Banc-Corp Cash Incentive Compensation Plan” for further discussion and details of each award cycle.

(2)	For the 2007-2009 and 2008-2010 award cycles, threshold represents payment of 25% of target if EPS performance level achieved by Associated is at the 50th percentile of the peer group, and actual EPS results are below the threshold achievement level.

(3)	Represents the amount payable if Associated meets the maximum EPS goal level and achieves its maximum level of peer modifier.

(4)	See “Accounting and Tax Considerations” for further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 11, “Stock-Based Compensation,” of the notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of Associated’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards					Stock Awards
										Equity
									Equity	Incentive
			Equity						Incentive	Plan Awards:
			Incentive						Plan Awards:	Market or
	Number of	Number of	Plan Awards:					Market	Number of	Payout Value
	Securities	Securities	Number of			Number of		Value of	Unearned	Of Unearned
	Underlying	Underlying	Securities			Shares or		Shares or	Shares,	Shares,
	Unexercised	Unexercised	Underlying			Units of		Units of	Units or	Units or
	Options	Options	Unexercised	Option	Option	Stock Held		Stock Held	Other Rights	Other Rights
	(#)	(#)	Unearned	Exercise	Expiration	That Have		That Have	That Have	That Have
	Exercisable	Unexercisable	Options	Price	Date	Not Vested		Not Vested	Not Vested	Not Vested
Name	(1)	(1)	(#)	($)	(1)	(#)		($)(2)	(#)	($)

Paul S. Beideman	25,000	0	0	$23.25	04/28/2013
	112,500	0	0	29.08	01/28/2014
	73,500	0	0	33.18	02/10/2015
	60,600	0	0	32.82	12/13/2015
	17,000	33,000	0	33.89	01/24/2017
	0	50,000	0	24.89	01/23/2018
						74,685	(3)	$1,451,265	0	0
Joseph B. Selner	5,985	0	0	16.70	01/27/2009
	2,256	0	0	21.76	07/28/2009
	33,939	0	0	16.84	01/26/2010
	41,249	0	0	19.47	01/24/2011
	41,249	0	0	21.24	01/23/2012
	37,500	0	0	22.98	01/22/2013
	37,500	0	0	29.08	01/28/2014
	50,000	0	0	33.07	01/26/2015
	33,000	0	0	32.82	12/13/2015
	9,180	17,820	0	33.89	01/24/2017
	0	27,000	0	24.89	01/23/2018
						19,798	(3)	414,372	0	0
Lisa B. Binder	17,000	33,000	0	33.85	01/29/2017
	0	30,000	0	24.89	01/23/2018
						9,900	(4)	207,207	0	0
						25,000	(3)	523,250
David A. Baumgarten	33,000	0	0	20.99	05/30/2011
	24,749	0	0	21.24	01/23/2012
	22,499	0	0	22.98	01/22/2013
	30,000	0	0	29.08	01/28/2014
	25,000	0	0	33.07	01/26/2015
	30,000	0	0	32.82	12/13/2015
	6,800	13,200	0	33.89	01/24/2017
	0	26,000	0	24.89	01/23/2018
						16,379	(3)	342,812	0	0
Mark D. Quinlan	40,000	0	0	31.17	11/01/2015
	6,120	11,880	0	33.89	01/24/2017
	0	18,000	0	24.89	01/23/2018
	0	12,000	0	18.82	07/23/2018
						13,950	(3)	291,974	0	0
Gordon J. Weber	3,141	0	0	21.76	07/28/2009
	28,003	0	0	16.84	01/26/2010
	39,175	0	0	19.47	01/24/2011
	37,177	0	0	21.24	01/23/2012
	40,617	0	0	22.98	01/22/2013
	45,000	0	0	29.08	01/28/2014
	35,000	0	0	33.07	01/26/2015
	27,000	0	0	32.82	12/13/2015
	9,180	17,820	0	33.89	01/24/2017
	0	14,000	0	24.89	01/23/2018
						14,275	(3)	298,776	0	0

	Option Awards					Stock Awards
										Equity
									Equity	Incentive
			Equity						Incentive	Plan Awards:
			Incentive						Plan Awards:	Market or
	Number of	Number of	Plan Awards:					Market	Number of	Payout Value
	Securities	Securities	Number of			Number of		Value of	Unearned	Of Unearned
	Underlying	Underlying	Securities			Shares or		Shares or	Shares,	Shares,
	Unexercised	Unexercised	Underlying			Units of		Units of	Units or	Units or
	Options	Options	Unexercised	Option	Option	Stock Held		Stock Held	Other Rights	Other Rights
	(#)	(#)	Unearned	Exercise	Expiration	That Have		That Have	That Have	That Have
	Exercisable	Unexercisable	Options	Price	Date	Not Vested		Not Vested	Not Vested	Not Vested
Name	(1)	(1)	(#)	($)	(1)	(#)		($)(2)	(#)	($)

Mark J. McMullen	2,686	0	0	21.76	07/28/2009
	29,946	0	0	16.84	01/26/2010
	41,249	0	0	19.47	01/24/2011
	41,249	0	0	21.24	01/23/2012
	37,500	0	0	22.98	01/22/2013
	37,500	0	0	29.08	01/28/2014
	40,000	0	0	33.07	01/26/2015
	24,000	0	0	32.82	12/13/2015
	8,160	15,840	0	33.89	01/24/2017
	0	23,000	0	24.89	01/23/2018
						15,575	(3)	330,171	0	0

(1)	Options with an expiration date of 7/28/09 were granted on 7/28/99 and vested on 7/28/01; options expiring between 2010 and 2014 and in 2017 and 2018 have a three-year stepped vesting schedule (34% vested on the first anniversary following the date of the grant, the remaining options vested 33% each on the second and third anniversaries following the date of the grant; options expiring on 1/26/15 vested on 6/30/05; options expiring on 12/13/15 vested immediately upon the grant date of 12/13/05.

(2)	Market value based on closing price of Associated Banc-Corp common stock of $20.93 on December 31, 2008.

(3)	SBRS granted on January 25, 2006, January 24, 2007 and January 23, 2008 on which restrictions had not lapsed as of December 31, 2008. For these grants, restrictions lapse on a three-year stepped vesting schedule, 34% on the first anniversary following the date of the grant, 33% on each of the second and third anniversary dates following the grant, respectively. Recipients must be employed on the date restrictions lapse in order to receive the shares.

(4)	SBRS granted on January 29, 2007. Restrictions lapse on a three-year schedule, with 34% lapsing on the first anniversary of the date of the grant, and 33% on each of the second and third anniversary dates following the grant. Ms. Binder must be employed on the date restrictions lapse or the shares are forfeited.

OPTION EXERCISES AND STOCK VESTED IN 2008

	Option Awards		Stock Awards
	Number of	Value	Shares	Value
	Shares Acquired	Realized	Acquired	Realized
	on Exercise	on	on	on
	or Vesting	Exercise	Vesting	Vesting
Name of Executive Officer	(#)	($)(1)	(#)(2)	($)(3)

Paul S. Beideman	0	$0	17,001	$449,174
Joseph B. Selner	24,869	116,371	4,588	113,204
Lisa B. Binder	0	0	5,100	139,995
David A. Baumgarten	0	0	3,683	91,410
Mark D. Quinlan	0	0	3,350	83,151
Gordon J. Weber	17,286	57,096	3,855	95,758
Mark J. McMullen	23,594	113,723	3,855	95,758

(1)	Value based on difference between market price on the date of exercise and the option (strike) price set forth in the Option Agreement.

(2)	Represents SBRS for which restrictions have lapsed.

(3)	Value based on the closing price of Associated common stock on the date restrictions lapsed.

PENSION BENEFITS IN 2008

		Number of
		Years	Present Value of		Payments
		Credited	Accumulated		During Last
		Service	Benefit		Fiscal Year
Name	Plan Name (1)	(#)	($)		($)

Paul S. Beideman	RAP	6	72,592
	SERP	6	453,350		0
Joseph B. Selner	RAP	36	444,179
	SERP	36	146,694		0
Lisa B. Binder(2)	RAP	2	23,200
	SERP	2	69,289		0
David A. Baumgarten	RAP	8	94,421
	SERP	8	80,651		0
Mark D. Quinlan	RAP	3	35,312
	SERP	3	25,294	(3)	0
Gordon J. Weber	RAP	38	384,891
	SERP	38	336,792		0
Mark J. McMullen	RAP	28	443,374
	SERP	28	200,584		0

(1)	Information regarding the RAP and the SERP can be found under “Retirement Plans.”

(2)	Ms. Binder is 0% vested in these benefits.

(3)	Mr. Quinlan is 0% vested in this benefit.

NONQUALIFIED DEFERRED COMPENSATION IN 2008

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in last FY	in last FY	in last FY	Distributions	at last FYE
Name	($)(1)	($)	($)(2)	($)(3)	($)(4)

Paul S. Beideman	$430,000	$0	$(392,895)	$0	$2,197,676
Joseph B. Selner	0	0	0	0	0
Lisa B. Binder	0	0	0	0	0
David A. Baumgarten	59,130	0	(261,917)	0	486,212
Mark D. Quinlan	0	0	0	0	0
Gordon J. Weber	88,445	0	(118,449)	0	198,329
Mark J. McMullen	0	0	0	0	0

(1)	Participants may defer up to 50% of their base salary and up to 100% of their cash incentive compensation. All amounts in this column were reported in the Summary Compensation Table as 2007 compensation.

(2)	Aggregate earnings are based on the performance of investments within the Associated Banc-Corp Deferred Compensation Plan. Each participant may specify investment preferences for his or her account, subject to final approval by the Administrator and Trustee, electing from among various investment options.

(3)	Distributions from this plan are made according to irrevocable elections participants make prior to the commencement of any deferral. With the effectiveness of Internal Revenue Code §409A, participants were given an opportunity to change prior distribution elections; however, no change could be effective until after January 1, 2009. Beginning in 2009, participants also have the opportunity to elect in-service distributions. Participants may choose a lump sum distribution, annual installments over any period of time, or any combination, to occur during or after employment. A six-month waiting period from date of termination applies to any distributions made after termination of employment. The first distribution begins 6 months following termination of employment. All participants are fully vested in this plan.

(4)	All participant contributions were reported in the Summary Compensation Table as compensation in previous proxy statements to the extent that a participant was an NEO in the fiscal year in which the contribution was earned. Mr. Baumgarten was not an NEO prior to 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Associated maintains a Change of Control Plan (the “Plan”) to provide severance benefits to the CEO and certain designated senior officers if their employment terminates as a result of a change of control of Associated. As of December 31, 2008, the NEOs and 21 other senior officers are currently designated to participate under the Plan, and prior to a Change of Control, the CEO is authorized to designate additional participating senior officers. All of the NEOs participated in the Plan in 2008. See “— , Compensation Discussion and Analysis, Change of Control Plan”.

The following is a summary of estimated maximum payments the NEOs would receive in the event of separation from employment triggering benefits under the Plan at December 31, 2008.

			Medical/
			Dental/
			Life
			Insurance		Retirement Plan
			Benefits		Contributions,
		Total Salary	For the		Including the
	Duration of	Continuation	Duration of	Accrued	RAP, 401(k)	Incentive	Outplacement
	Payments	Benefit (1)	Payments (2)	Vacation (3)	and SERP	Bonus	Benefit	Total (4)

Paul S. Beideman	3 Years	$2,700,000	$72,309	$100,385	$391,500	$3,600,000	$20,000	$6,884,194
Joseph B. Selner	2 Years	720,000	56,241	40,154	86,400	540,000	20,000	1,462,795
Lisa B. Binder	2 1/2 Years	1,500,000	80,743	66,923	217,500	2,100,000	20,000	3,985,166
David A. Baumgarten	2 Years	652,800	72,657	36,406	78,336	489,600	20,000	1,349,799
Mark D. Quinlan	2 Years	620,000	1,764	34,577	74,400	465,000	20,000	1,215,741
Gordon J. Weber	2 Years	783,400	72,657	43,690	94,008	587,500	20,000	1,601,305
Mark J. McMullen	2 Years	730,000	54,698	40,712	87,600	547,500	20,000	1,480,510

(1)	Based on base salary at 12/31/2008.

(2)	Based on program costs at 12/31/2008.

(3)	Maximum unused vacation accrual allowed by Company policy.

(4)	The Change of Control Plan also provides for (a) payment of legal fees and expenses, if any, incurred as a result of a termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment or in seeking to obtain or enforce any right or benefit provided by the Plan), and (b) in the event the participant is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, a payment in an amount that will place the participant in the same after-tax economic position that the Participant would have enjoyed if the Excise Tax had not applied to the payment(s) provided under the Change of Control Plan.

DIRECTOR COMPENSATION

The 2009 compensation for non-employee directors of Associated approved by the Board on January 2009 and which remained unchanged from 2008, is comprised of:

•	$30,000 annual retainer

•	$75,000 additional retainer for the Lead Director

•	$8,500 additional retainer for Audit Committee Chair

•	$5,750 additional retainer for Compensation and Benefits and Corporate Governance Committee Chair

•	$1,750 Board meeting fee

•	$1,750 Audit Committee meeting fee

•	$1,250 Compensation and Benefits Committee, Corporate Governance Committee and Corporate Development Committee meeting fee

•	Directors’ Deferred Compensation Plan contribution of $40,000

Directors are subject to Associated’s security ownership requirements, which require each director to hold Associated stock in an amount equal to five times the annual Associated contribution to the Director Deferred Compensation Plan. All directors have until the later of (1) July 26, 2011, or (2) five years from the date such director was appointed to the Board following adoption of the policy to become compliant with the requirements.

Directors’ Deferred Compensation Plan

Through its acquisition of other banks and bank holding companies, Associated Banc-Corp became the sponsor of several plans to which the directors of the acquired organizations had deferred their director compensation. To simplify ongoing administration, Associated Banc-Corp established its own directors’ deferred compensation plan and merged the predecessor plans into it effective July 1, 1999.

Each year, Associated Banc-Corp makes a monetary contribution into the Directors’ Deferred Compensation Plan for each non-employee director. That contribution must be invested in an account in which returns are based on the performance of Associated common stock.

Directors may also defer any or all of their board fees, including retainers, as well as committee and board meeting fees. Earnings are based on the performance of investments and are not supplemented by Associated. With the exception of the investment of the Associated contribution referenced above, directors may realign investments as frequently as they wish.

Distributions begin six months after a director ceases to serve on the Board, and payments are made according to elections made prior to the commencement of deferrals. Distributions are paid either in a lump sum, or in annual installments over a five-year or ten-year period.

DIRECTOR COMPENSATION IN 2008

						Change in
						Pension
	Fees					Value and
	Earned					Nonqualified
	or				Non-Equity	Deferred
	Paid in		Stock	Option	Incentive Plan	Compensation	All Other
	Cash		Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)		($)	($)	($)	($)	($)	($)

Karen T. Beckwith	$105,000		0	0	0	0	0	$105,000
Ruth M. Crowley	91,000		0	0	0	0	0	91,000
Robert C. Gallagher	164,000		0	0	0	0	0	164,000
Ronald R. Harder	111,750		0	0	0	0	0	111,750
William R. Hutchinson	106,750	(2)	0	0	0	0	0	106,750
Eileen A. Kamerick	105,000		0	0	0	0	0	105,000
Richard T. Lommen	87,250		0	0	0	0	0	87,250
John C. Meng	95,500		0	0	0	0	0	95,500
J. Douglas Quick	93,000		0	0	0	0	0	93,000
Carlos E. Santiago	87,250		0	0	0	0	0	87,250
John C. Seramur(3)	92,750		0	0	0	0	0	92,750

(1)	Includes $40,000 contribution to the Director’s Deferred Compensation Plan in which returns are based on performance of Associated common stock.

(2)	Includes $16,750 earned in 2008 but paid in 2009 due to a change in the manner in which Mr. Hutchinson elected to have fees paid.

(3)	Mr. Seramur serves as a director of Associated’s wholly owned subsidiary, Associated Trust Company, National Association. Mr. Seramur receives annual director fees of $2,000 for such service which is not included in the above table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, Associated’s directors and executive officers, as well as certain persons holding more than 10% of Associated’s stock, are required to report their initial ownership of stock and any subsequent change in such ownership to the Securities and Exchange Commission, NASDAQ, and Associated (such requirements hereinafter referred to as “Section 16(a) filing requirements”). Specific time deadlines for the Section 16(a) filing requirements have been established.

To Associated’s knowledge, based solely upon a review of the copies of such reports furnished to Associated, and upon written representations of directors and executive officers that no other reports were required, with respect to the fiscal year ended December 31, 2008, Associated’s officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements except that Gordon Weber reported one transaction late in which he is deemed to have an indirect pecuniary interest.

RELATED PERSON TRANSACTIONS

Officers and directors of Associated and its subsidiaries, members of their families, and the companies or firms with which they are affiliated were customers of, and had banking transactions with, Associated’s subsidiary bank and/or investment subsidiaries in the ordinary course of business during 2008. See also “Compensation and Benefits Committee Interlocks and Insider Participation,” above. Additional transactions of this type may be expected to take place in the ordinary course of business in the future. All loans and loan commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated persons and, in the management’s opinion did not involve more than a normal risk of collectibility or present other unfavorable features. At December 31, 2008, the aggregate principal amount of loans outstanding to directors, officers, or their related interests was approximately $58 million, which represented approximately 2% of consolidated stockholders’ equity.

Prior to the consummation of the merger of First Federal Capital Corp (“First Federal”) with Associated in October 2004, Mr. Lommen served as a non-employee director of First Federal. Mr. Lommen receives annual payments of $8,800 for 10 years under the First Federal Director Emeritus Program that began in the fourth quarter of 2004.

Associated has agreed to indemnify Mr. Lommen to the fullest extent permitted by First Federal’s Articles of Incorporation, Bylaws, or Wisconsin law and to acquire directors’ and officers’ liability insurance for a period of six years following the effective time of the merger with respect to matters arising out of his position as a director of First Federal.

Related Party Transaction Policies and Procedures

We have adopted written Related Party Transaction Policies and Procedures that set forth Associated’s policies and procedures regarding the identification, review and approval or ratification of “interested transactions.” For purposes of Associated’s policy only, an “interested transaction” is a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including indebtedness or guarantee of indebtedness) in which Associated and any “related party” are participants involving an amount that exceeds $120,000. Certain transactions, including transactions involving compensation for services provided to Associated as a director or executive officer by a related party, are not covered by this policy. A related party is any executive officer, director, nominee for election as director or a greater than 5% shareholder of Associated, including an “immediate family member” of such persons.

Under the policies and procedures, the Corporate Governance Committee reviews and either approves or disapproves the entry into the interested transaction. In considering interested transactions, the Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

The Related Party Transaction Policies and Procedures can be found on Associated’s website at www.associatedbank.com, “About Us,” “Investor Relations,” “Corporate Governance.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for providing independent, objective oversight of Associated’s accounting functions and internal controls. The Audit Committee is currently composed of four directors, each of whom meets the independence requirements set forth under the Exchange Act requirements and in NASDAQ corporate governance rules. The Audit Committee operates under a written charter approved by the Board. The Charter can be found at Associated’s website at www.associatedbank.com, “About Us,” “Investor Relations,” “Corporate Governance.” Associated’s Board has also determined that three of the members of the Audit Committee, Ms. Beckwith, Mr. Hutchinson and Ms. Kamerick, are “audit committee financial experts,” based upon education and work experience. Associated believes Ms. Beckwith qualifies as an “audit committee financial expert” based upon the fact that she was a Certified Public Accountant and upon her experience as an auditor for Deloitte, Haskins & Sells from 1982 to 1984, as the person responsible for external financial reporting for Deluxe from 1984 to 1995, and as Chief Financial Officer for Gelco from 1999 to 2000. Associated believes Mr. Hutchinson qualifies as an “audit committee financial expert” based upon his experience as Group Vice President, Mergers & Acquisitions, of BP Amoco p.l.c. from January 1999 to April 2001 and Vice President, Financial Operations, Treasurer, Controller, and Vice President — Mergers, Acquisitions & Negotiations of Amoco Corporation, Chicago, Illinois, from 1981 to 1999. Associated believes Ms. Kamerick qualifies as an “audit committee financial expert” based upon her experience as Senior Vice President,

Chief Financial Officer and Chief Legal Officer of Tecta America Corporation since August 2008, Executive Vice President and Chief Financial Officer of BearingPoint, Inc. from May 2008 to June 2008, Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Heidrick & Struggles International, Inc., from June 2004 to May 2008, Executive Vice President and CFO of Bcom3 Group, Inc., parent company of Leo Burnett and Starcom Media from August 2001 to January 2003, and Executive Vice President and CFO of United Stationers from 2000 to 2001.

Management is responsible for Associated’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Associated’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon, as well as an audit of the effectiveness of our internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes. In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2008, consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 (The Auditor’s Communication With Those Charged With Governance), (AICPA, Professional Standards, Vol. 1 AU Section 380). The Audit Committee also received written disclosures from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in Associated’s Annual Report on Form 10-K for the year ended December 31, 2008, to be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Ronald R. Harder,	Karen T. Beckwith,	William R. Hutchinson,	Eileen A. Kamerick,
Chairman	Member	Member	Member

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent Associated specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Associated’s annual financial statements for 2007 and 2008, and fees billed for other services rendered by KPMG LLP.

	2007	2008

Audit Fees(1)	$748,825	$813,700
Audit-Related Fees(2)	185,000	271,600
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$933,825	$1,085,300

(1)	Audit fees include those necessary to perform the audit and quarterly reviews of Associated’s consolidated financial statements. In addition, audit fees include audit or other attest services required by statute or regulation, such as comfort letters, consents, reviews of SEC filings, and reports on internal controls.

(2)	Audit-related fees consist principally of fees for recurring and required financial statement audits of certain subsidiaries, employee benefit plans, and common trust funds.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by Associated’s independent registered public accounting firm. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation, and the likely impact of the non-audit services on the independent registered public accounting firm’s independence.

During 2008, each new engagement of Associated’s independent registered public accounting firm to perform audit and non-audit services has been approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.

The Audit Committee of the Board of Associated considers that the provision of the services referenced above to Associated is compatible with maintaining independence by KPMG LLP.

PROPOSAL 2

APPROVAL OF AN ADVISORY (NON-BINDING) PROPOSAL ON EXECUTIVE COMPENSATION

As a participant in the TARP Capital Purchase Program, we are required under the American Recovery and Reinvestment Act of 2009 to include in this Proxy Statement and present at the shareholders meeting a non-binding shareholder vote to approve the compensation of our executives, as disclosed in this Proxy Statement pursuant to the compensation rules of the SEC. The proposal, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to approve or not approve the compensation of our executives as disclosed in this proxy statement through the following resolution:

“Resolved, that the shareholders approve the compensation of the executives of Associated Banc-Corp, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure shall include the compensation discussion and analysis, the compensation tables and any related material).”

Your vote will not be binding on Associated’s Board of Directors. However, Associated’s Benefits and Compensation Committee plans to consider the outcome of the vote in its compensation determinations for our executives.

Recommendation of the Board of Directors

The Board recommends that shareholders vote FOR the approval of an advisory (non-binding) proposal on the compensation of the executives of Associated Banc-Corp, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure shall include the compensation discussion and analysis, the compensation tables and any related material). If a majority of the votes cast is voted FOR this Proposal 2, it will pass. Unless otherwise directed, all proxies will be voted FOR Proposal 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected, and the Board has approved, KPMG LLP to serve as Associated’s independent registered public accounting firm for the year ending December 31, 2009. KPMG LLP audited Associated’s consolidated financial statements for the year ended December 31, 2008. It is expected that a representative of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

If KPMG LLP declines to act or otherwise becomes incapable of acting, or if its appointment is otherwise discontinued, the Audit Committee will appoint another independent registered public accounting firm. If a majority of the votes cast is voted FOR this Proposal 3, it will pass. Unless otherwise directed, all proxies will be voted FOR Proposal 3. If the shareholders do not ratify the selection, the Audit Committee will take the shareholders’ vote under advisement.

Recommendation of the Board of Directors

The Board recommends that shareholders vote FOR the selection of KPMG LLP as Associated’s independent registered public accounting firm for the year ending December 31, 2009.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, Associated is not aware of any matters to be presented for action at the meeting other than those described in this Proxy Statement. If any matters properly come before the Annual Meeting, the proxy form sent herewith, if executed and returned, gives the designated proxies discretionary authority with respect to such matters.

SHAREHOLDER PROPOSALS

Proposals of a shareholder submitted pursuant to Rule 14a-8 of the Securities and Exchange Commission (“Rule 14a-8”) for inclusion in the proxy statement for the annual meeting of shareholders to be held April 28, 2010, must be received by Associated at its executive offices no later than November 23, 2009. This notice of the annual meeting date also serves as the notice by Associated under the advance-notice Bylaw described below.

A shareholder that intends to present business other than pursuant to Rule 14a-8 at the next annual meeting, scheduled to be held on April 28, 2010, must comply with the requirements set forth in Associated’s Amended and Restated Bylaws. To bring business before an annual meeting, Associated’s Amended and Restated Bylaws require, among other things, that the shareholder submit written notice thereof to Associated’s executive offices not less than 75 days or more than 90 days prior to April 28, 2010. Therefore, Associated must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than January 23, 2010, and no later than February 7, 2010. If notice is received before January 23, 2010, or after February 7, 2010, it will be considered untimely, and Associated will not be required to present such proposal at the April 28, 2010, Annual Meeting.

By Order of the Board of Directors,

Brian R. Bodager
Executive Vice President
Chief Administrative Officer
General Counsel & Corporate Secretary
Green Bay, Wisconsin
March 23, 2009

ASSOCIATED BANC-CORP
200 NORTH ADAMS STREET, MS 7829
ATTN: DWAYNE DAUBNER
GREEN BAY , WI 54301
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. If you vote by Internet, please do not mail your Proxy Card.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. If you vote by phone, please do not mail your Proxy Card.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Associated Banc-Corp in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Associated Banc-Corp, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Note: If you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.
Your comments and questions are welcome
For your convenience, we are providing space on the reverse side of this proxy card for any questions or comments you may have that you wish to have addressed either personally or at the Annual Meeting. We always appreciate your input and interest in Associated Banc-Corp. You may e-mail comments or concerns to shareholders@associatedbank.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M11534	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASSOCIATED BANC-CORP			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			All	All	Except
The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.
Vote on Directors			☐	☐	☐
1.	Election of Directors
Nominees:
	01) Karen T. Beckwith	07) Eileen A. Kamerick
	02) Paul S. Beideman	08) Richard T. Lommen
	03) Lisa B. Binder	09) John C. Meng
	04) Ruth M. Crowley	10) J. Douglas Quick
	05) Ronald R. Harder	11) Carlos E. Santiago
	06) William R. Hutchinson	12) John. C. Seramur

Vote on Proposals								For	Against	Abstain

2.	The approval of an advisory (non-binding) proposal on executive compensation.							☐	☐	☐

3.	To ratify the selection of KPMG LLP as the independent registered public accounting firm for Associated Banc-Corp for the year ending December 31, 2009.							☐	☐	☐

Such other business as may properly come before the meeting and all adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WlLL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WlLL BE VOTED FOR EACH PROPOSAL.

Receipt of Notice of said meeting and of the Proxy Statement and Annual Report of Associated is hereby acknowledged. Please sign exactly as name appears hereon and date. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

					☐			Yes	No
For address changes and/or comments, please check this box and write them on the back where indicated.			Yes	No

Please indicate if you plan to attend the Economic/Investment update.			☐	☐		Please indicate if you plan to attend the Shareholders Meeting.		☐	☐

						HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

2009 Annual Meeting of Shareholders
You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp to be held at the Meyer Theatre, 117 S. Washington Street, Green Bay, Wisconsin, at 11:00 a.m. (CDT) on Wednesday, April 22, 2009.
Beginning at 10:00 a.m. (CDT), we will again present an economic/investment update. Associated’s Wealth Management professionals will provide an update on the equity market and interest rate environment as they affect us as investors. If you plan to attend the Annual Meeting and/or the economic/investment update, please mark the appropriate box(es) on the proxy card.

Whether or not you plan to attend the Annual Meeting of Shareholders, it is important that all shares be represented. Please vote and sign the proxy card printed on the reverse side. Tear at the perforation and mail the proxy card in the enclosed postage-paid envelope at your earliest convenience or vote via the telephone or Internet.
We look forward to seeing you on April 22.
THANK YOU FOR VOTING. ALL VOTES ARE IMPORTANT!
Do Not Return This Proxy Card if you are voting via the telephone or Internet.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 22, 2009: The proxy statement and annual report are available online at www.proxydocs.com/ASBC

M11535

ASSOCIATED BANC-CORP
1200 Hansen Road, Green Bay, WI 54304
This Revocable Proxy Is Solicited On Behalf Of
The Board Of Directors Of Associated Banc-Corp
For The Annual Meeting Of Shareholders To Be Held On April 22, 2009
The undersigned hereby appoints Kristi A. Hayek and Michael E. Silver as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Associated Banc-Corp (“Associated”) held of record by the undersigned on February 26, 2009, at the Annual Meeting of Shareholders to be held on April 22, 2009, or any adjournment thereof on the matters and in the manner indicated on the reverse side of this proxy card and described in the Proxy Statement of Associated. This proxy revokes all prior proxies given by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3. If other business shall properly come before the meeting, this proxy will be voted in accordance with the best judgment of the proxies appointed.
The Board of Directors recommends a vote FOR the election of Directors and FOR Proposals 2 and 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
ALL VOTES ARE IMPORTANT! PLEASE MARK, SIGN, AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE OR VOTE VIA THE TELEPHONE OR INTERNET.